Exhibit 1

Westpac Pillar 3 Report March 2011 Incorporating the requirements of Australian Prudential Standard APS 330

Westpac Banking Corporation ABN 33 007 457 141

Pillar 3 Report

3	Introduction
4	Risk Appetite and Risk Types
5	Controlling and Managing Risk
8	Group Structure
10	Capital Overview
14	Credit Risk Management
21	Credit Risk Exposures
45	Credit Risk Mitigation
47	Counterparty Credit Risk
48	Securitisation
55	Market Risk
58	Operational Risk
60	Equity Risk
62	Interest Rate Risk in the Banking Book
64	Liquidity risk
65	Appendices
74	Glossary
76	Disclosure Regarding Forward-looking Statements

In this report:

 -  References to ‘Westpac’, ‘The Westpac Group’ and ‘Group’ mean Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless they clearly mean just Westpac Banking Corporation or the context indicates otherwise.

Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply the most advanced models permitted by the Basel II global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement approach for operational risk.

In accordance with Australian Prudential Standard 330 Capital Adequacy: Public Disclosure of Prudential Information (APS 330), financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

The Structure of Westpac’s Pillar 3 Report as at 31 March 20111

This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s2 capital adequacy as at 31 March 2011. The sections are arranged as follows:

■	‘Risk Appetite and Risk Types’ defines the risks that Westpac manages;

■	‘Controlling and Managing Risk’ outlines the responsibilities of the Board of Directors of Westpac and Executive risk management committees;

■	‘Group Structure’ defines the bases of measurement adopted by APRA and describes the principles of consolidation used for the purposes of determining Westpac’s capital adequacy;

■	‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for The Westpac Group;

■	‘Credit Risk Management’ describes Westpac’s approach to managing credit risk;

■	‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures, including impaired and past due loans and loan impairment provisions;

■	‘Credit Risk Mitigation’ describes how Westpac reduces its credit risk by using collateral, guarantees or credit derivatives;

■	‘Counterparty Credit Risk’ describes Westpac’s exposure to credit risk arising from its management of derivatives and securities financing transactions;

■	‘Securitisation’ explains how Westpac participates in the securitisation market;

■	‘Market Risk’ describes Westpac’s approach to managing market risk;

■	‘Operational Risk’ describes Westpac’s operational risk management framework;

■	‘Equity Risk’ describes Westpac’s equity positions;

■	‘Interest Rate Risk in the Banking Book’ describes Westpac’s approach to managing the structural interest rate risk incurred in its banking book; and

■	‘Liquidity Risk’ describes Westpac’s approach to managing liquidity risk.

A cross-reference, between the quantitative disclosures in this report and the quantitative disclosures required by Attachment A of APS 330, is provided in Appendix I on page 65.

1   Following St.George being approved to use the advanced approaches, St.George exposures are now reported in the advanced categories. Throughout this report, comparatives at 31 March 2010 show St.George Bank portfolios using the Standardised approach.

2   Westpac also takes risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of The Westpac Group and this risk is not described in this report.

Risk Appetite and Risk Types

Westpac’s vision is to be one of the world’s great companies, helping our customers, communities and people to prosper and grow.

Along with maintaining a clear customer-centric focus, effective risk management is key to achieving this goal. It is a key component of our ‘one team’ environment and influences our customer experiences and public perceptions, our financial performance, reputation and shareholder expectations, and thus our future success. We regard managing risk to be a fundamental activity, performed at all levels of the Group.

Westpac’s appetite for risk is influenced by a range of factors, including whether a risk is considered consistent with its strategy (core risk) and whether an appropriate return can be achieved from taking that risk. Westpac has a lower appetite for risks that are not part of its core strategy. Westpac seeks to achieve an appropriate return on risk and prices its products accordingly.

Risk appetite cannot be defined by a single figure, having many dimensions and representing an amalgam of top-down requirements (including Westpac’s preferred debt rating and regulatory requirements) and bottom-up aggregates (such as risk concentrations and limits). Westpac uses a capital model as the basis of risk measurement, calibrated to its target debt rating.

Westpac distinguishes between different types of risk and takes an integrated approach toward managing them.

Overview of risk types

Key risks	■	Credit risk - the risk of financial loss where a customer or counterparty fails to meet their financial obligations;

	■	Liquidity risk - the risk that we will be unable to fund our assets and meet obligations as they come due, without incurring unacceptable losses;

■

Market risk - the risk of an adverse impact on earnings resulting from changes in market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book - the risk to interest income from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities; and

■

Operational risk - the risk that arises from inadequate or failed internal processes, people and systems, or from external events. The definition is aligned to the regulatory (Basel II) definition, including legal and regulatory risk but excluding strategic and reputation risk.

Other risks	■	Business risk - the risk associated with the vulnerability of a line of business to changes in the business environment;

	■	Compliance risk – the risk of legal or regulatory sanction or financial loss arising from our failure to abide by the compliance obligations required of us as a financial services group;

■

Environmental, social and governance risk – the risk that Westpac damages its reputation or financial performance due to failure to recognise or address material existing or emerging sustainability-related environmental, social or governance issues;

	■	Equity risk - the potential for financial loss arising from movements in the value of our direct and indirect equity investments;

	■	Insurance risk - the risk of not being able to meet insurance claims (related to insurance subsidiaries);

	■	Model risk - the risk of financial, reputation, or operational losses arising because of inadequacies of a model;

■

Outsourcing risk - the risk of The Westpac Group being unable to carry on critical business activities as a result of the failure of an external supplier or service provider, or that such failure in turn triggers material concerns in another key risk area;

■

Related entity (contagion) risk - the risk that problems arising in other Westpac Group members compromise the financial and operational position of the authorised deposit-taking institution in The Westpac Group; and

	■	Reputation risk - the risk to earnings or capital arising from negative public opinion resulting from the loss of reputation or public trust and standing.

Controlling and Managing Risk

Westpac regards managing risk as a fundamental activity, performed at all levels of the Group. Our risk governance approach is based on Three Lines of Defence (see page 7) and reflects our belief that we are all responsible for identifying and managing risk and operating within the Group’s desired risk profile.

The Board is responsible for reviewing and approving our overall risk management strategy, including determining our appetite for risk. The Board has delegated to the Board Risk Management Committee responsibility for providing recommendations to the Board on the Westpac Group’s risk-reward strategy, setting risk appetite, approving frameworks, policies and processes for managing risk, and determining whether to accept risks beyond management’s approval discretion.

Risk management governance structure

Board	■	reviews and approves our overall risk management strategy.

Board Risk Management	■	provides recommendations to the Board on The Westpac Group’s risk-reward strategy;
Committee (BRMC)
	■	sets risk appetite;

	■	approves frameworks and key policies for managing risk;

	■	monitors our risk profile, performance, capital levels, exposures against limits, and management and control of our risks;

	■	monitors changes anticipated in the economic and business environment and other factors relevant to our risk profile;

	■	oversees the development and ongoing review of key policies that support our frameworks for managing risk; and

	■	determines whether to accept risks beyond the approval discretion provided to management.

Board Committees with	Board Audit Committee
a Risk Focus
	■	oversees the integrity of financial statements and financial reporting systems.

Board Sustainability Committee

	■	oversees environmental, social, governance and ethical performance and issues.

Board Technology Committee

	■	oversees the information technology strategy and implementation.

Board Remuneration Committee

	■	reviews any matters raised by BRMC with respect to risk-adjusted remuneration.

Executive Team	Westpac Executive Team (ET)

	■	executes the Board-approved strategy;

	■	assists with the development of the Board Statement of Risk Appetite;

	■	delivers the Group’s various strategic and performance goals within the approved risk appetite; and

	■	monitors key risks within each business unit, capital adequacy and the Group’s reputation.

Controlling and Managing Risk continued

Executive Team	Westpac Executive Team (ET)

	■	executes the Board-approved strategy;

	■	assists with the development of the Board Statement of Risk Appetite;

	■	delivers the Group’s various strategic and performance goals within the approved risk appetite; and

	■	monitors key risks within each business unit, capital adequacy and the Group’s reputation.

Risk management governance structure (continued)

Executive risk committees	Westpac Group Asset & Liability Committee (ALCO)
	■	leads the optimisation of funding and liquidity risk-reward across the Group;
	■	oversees the liquidity risk management framework and key policies;
	■	oversees the funding and liquidity risk profile and capital position; and
	■	identifies emerging funding and liquidity risks and appropriate actions to address these.
Westpac Group Credit Risk Committee (CREDCO)
	■	leads the optimisation of credit risk-reward across the Group;
	■	oversees the credit risk management framework and key policies;
	■	oversees our credit risk profile; and
	■	identifies emerging credit risks and appropriate actions to address these.
Westpac Group Market Risk Committee (MARCO)
	■	leads the optimisation of market risk-reward across the Group;
	■	oversees the market risk management framework and key policies;
	■	oversees our market risk profile; and
	■	identifies emerging market risks and appropriate actions to address these.
Westpac Group Operational Risk & Compliance Committee (OPCO)
	■	leads the optimisation of operational risk-reward across the Group;
	■	oversees the operational risk management framework and key supporting policies;
	■	oversees our operational risk profile;
	■	oversees the compliance management framework and key supporting policies;
	■	oversees the reputation risk and environmental, social and governance (ESG) risk management frameworks and key supporting policies; and
	■	identifies emerging operational risks and appropriate actions to address these.
Westpac Group Remuneration Oversight Committee (ROC)
	■	leads the optimisation of risk-adjusted remuneration across the Group;
■

oversees the Group Remuneration Policy and provides assurance to the CEO and Board Remuneration Committee that remuneration arrangements across the Group encourage behaviour that supports Westpac’s long-term financial soundness and the risk management framework;

■

oversees the remuneration arrangements (other than for Group Executives) for Responsible Persons (as defined in the Group’s Fit and Proper Policy), risk and financial control personnel, and all other employees for whom a significant portion of total remuneration is based on performance and whose activities, either individually or collectively, may affect the financial soundness of Westpac; and

	■	oversees the criteria and rationale for determining the total quantum of the Group variable reward pool.
Group and divisional risk	Group Risk
management	■	develops the Group-level risk management frameworks for approval by the BRMC;
	■	directs the review and development of key policies supporting the risk management frameworks;
	■	establishes risk concentration limits and monitors risk concentrations; and
	■	monitors compliance, regulatory obligations and emerging risk issues.
Divisional risk management
	■	develops division-specific policies, risk appetite statements, controls, procedures, and monitoring and reporting capability that align to the frameworks approved by the BRMC.
Independent internal review	Group Assurance
	■	reviews the adequacy and effectiveness of management controls for risk.

Controlling and Managing Risk continued

Roles and responsibilities

Our approach to risk management is that ‘risk is everyone’s business’ and that responsibility and accountability for risk begins with the business units that originate the risk.

The 1st Line of Defence – Risk identification, risk management and self-assurance

Business units are responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies. They are required to establish and maintain appropriate risk management resources and self-assurance processes.

The 2nd Line of Defence – Establishment of risk management frameworks and policies and risk management oversight

Our executive risk committees lead the optimisation of risk-reward by overseeing and advising on the development of risk appetite statements, risk management frameworks, policies and risk concentration controls and monitoring businesses’ risk profiles for alignment with approved appetites and strategies.

Our Group Risk function is independent from the business divisions, reports to the Chief Risk Officer (CRO), and establishes and maintains the Group-wide risk management frameworks, policies and concentration limits that are approved by the Board Risk Management Committee. It also oversees the establishment and maintenance of Group-wide risk estimates, risk capital models and the adequacy and quality of reporting of risk management activities and related controls to senior executive, the Board and relevant Board committees.

Divisional risk areas are responsible for developing division-specific risk appetite statements, policies, controls, procedures, monitoring and reporting capability, which align to the Board’s Statement of Risk Appetite and the risk management frameworks approved by the Board Risk Management Committee. These risk areas are independent of the 1st Line business areas, with each divisional CRO or General Manager Risk having a direct reporting line to the CRO, as well as to their Division’s Group Executive.

The 3rd Line of Defence – Independent assurance

Our Group Assurance function independently evaluates the adequacy and effectiveness of the Group’s overall risk management framework and controls.

Our overall risk management approach is summarised in the following diagram.

Group Structure

Westpac seeks to ensure that it is adequately capitalised at all times, both on a stand-alone and Group basis. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

■               Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

■               Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations; and

■               Level 3, the conglomerate group at the widest level.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation2

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including special purpose entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

■               insurance (including friendly societies and health funds);

■               acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

■               non-financial (commercial) operations; or

■               special purpose entities to which assets have been transferred in accordance with the requirements of APS 120 Securitisation.

With the exception of securitisation special purpose entities, equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital.

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity3, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the Advanced Measurement approach for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

1   APS 110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

2   Refer to Note 1 of Westpac’s 2010 Annual Report for further details.

3   Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

Group Structure continued

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction. Capital for these purposes includes both contributed capital and non-distributed retained earnings. If the minimum capital is not retained in the jurisdiction, a portion of the interest costs incurred in the jurisdiction will not be tax deductible. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS 222 Associations with Related Entities1. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking and insurance entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised, and adhere to regulatory limits at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

1   For the purposes of APS 222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’.  Prudential limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

Capital Overview

Capital Structure

This table shows Westpac’s capital resources under APS 111 Capital Adequacy: Measurement of Capital. A summary of the main features of the capital instruments included in Tier 1 and Tier 2 capital is provided in Appendix III on page 67.

	31 March	30 September	31 March
$m	2011	2010	2010
Common equity
Paid up ordinary capital	24,998	24,686	24,414
Treasury shares	(114)	(118)	(117)
Equity based remuneration	567	540	492
Foreign currency translation reserves	(388)	(287)	(233)
Non-controlling interests - other	31	37	41
Retained earnings	15,526	13,750	12,353
Less retained earnings in life and general insurance, funds management and securitisation entities	(657)	(822)	(843)
Dividends provided for capital adequacy purposes	(2,287)	(2,212)	(1,935)
Estimated reinvestment under dividend reinvestment plan	343	597	522
Deferred fees	113	102	96
Total	38,132	36,273	34,790
Deductions from Common equity
Goodwill (excluding funds management entities)	(9,033)	(9,085)	(9,159)
Deferred tax assets	(2,378)	(1,697)	(1,098)
Goodwill in life and general insurance, funds management and securitisation entities	(1,141)	(1,173)	(1,181)
Capitalised expenditure	(485)	(549)	(594)
Capitalised software	(966)	(773)	(590)
Tangible investments in non-consolidated subsidiaries	(828)	(782)	(823)
Regulatory expected loss[1]	(992)	(906)	(402)
General reserve for credit losses adjustment	(26)	-	-
Securitisation	(53)	(53)	(118)
Excess investments in non-subsidiary entities	(7)	(59)	(78)
Regulatory adjustments to fair value positions	(199)	(223)	(115)
Other Tier 1 deductions	(12)	(16)	(1)
Total	(16,120)	(15,316)	(14,159)
Net Common equity	22,012	20,957	20,631
Residual Tier 1 capital
Stapled preferred securities (SPS I)	1,028	1,026	1,025
Stapled preferred securities II (SPS II)	900	899	898
Trust preferred securities (2003 TPS)	1,137	1,137	1,137
Trust preferred securities (2004 TPS)	557	624	617
Trust preferred securities (2006 TPS)	755	755	755
Total	4,377	4,441	4,432
Tier 1 regulatory capital	26,389	25,398	25,063

Upper Tier 2 capital
Subordinated undated capital notes	378	404	426
Eligible general reserve for credit loss[2]	70	71	752
Revaluation reserve - available-for-sale securities	38	59	64
Total	486	534	1,242
Lower Tier 2 capital
Eligible subordinated bonds, notes and debentures	5,337	6,529	6,517
Total	5,337	6,529	6,517
Deductions from Tier 2 capital
Tangible investments in non-consolidated subsidiaries	(828)	(782)	(823)
Regulatory expected loss[1]	(992)	(906)	(402)
Securitisation	(53)	(53)	(118)
Excess investments in non-subsidiary entities	(7)	(59)	(78)
Total	(1,880)	(1,800)	(1,421)
Tier 2 regulatory capital	3,943	5,263	6,338
Regulatory capital base	30,332	30,661	31,401

1  An explanation of relationship between this deduction, regulatory expected loss and provisions for impairment charges is provided in Appendix II on page 66.

2  The portion of the general reserve for credit loss associated with securitisation exposures and exposures subject to the standardised risk measurement approach.

Capital Overview continued

Capital management strategy

The Group’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

■               the development of a capital management strategy, including target capital ratios, capital buffers and contingency plans, which guides the development of specific capital plans;

■               consideration of both economic and regulatory capital requirements, including the revised capital adequacy framework known as Basel III;

■              a process that challenges the capital measures, coverage and requirements which incorporates a comparison of economic and regulatory requirements and the use of a Quantitative Scenario Analysis (stress testing) framework that considers, amongst other things, the impact of adverse economic scenarios; and

■               consideration of the perspectives of external stakeholders including rating agencies and equity investors.

Westpac’s capital adequacy ratios

	31 March	30 September	31 March
%	2011	2010	2010
The Westpac Group at Level 2
Tier 1	9.5	9.1	8.6
Total	11.0	11.0	10.8
The Westpac Group at Level 1
Tier 1	9.5	9.2	8.9
Total	11.3	11.5	11.4

Westpac New Zealand Limited’s capital adequacy ratios

	31 March	30 September	31 March
%	2011	2010	2010
Westpac New Zealand Limited
Tier 1	10.2	9.9	9.5
Total	13.0	12.7	12.4

Changes in regulatory parameters and classifications

As part of Westpac’s normal annual review cycle, risk estimates (Probability of Default (PD), Loss Given Default (LGD) and Exposure at Default (EAD)) for all portfolios were updated on 1 October 2010. Compared to 30 September 2010, these changes reduced Westpac’s risk weighted assets by less than 1%.

Capital Overview continued

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. The Group’s approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

31 March 2011 $m	IRB Approach	Standardised Approach[2]	Total Risk Weighted Assets	Total Capital Required
Credit risk
Corporate	54,167	1,264	55,431	4,435
Business lending	43,227	743	43,970	3,518
Sovereign	799	582	1,381	110
Bank	4,346	47	4,393	351
Residential mortgages	55,952	1,130	57,082	4,567
Australian credit cards	5,473	-	5,473	438
Other retail	7,968	1,734	9,702	776
Small business	4,161	-	4,161	333
Specialised lending	44,173	264	44,437	3,555
Securitisation	4,230	-	4,230	338
Total	224,496	5,764	230,260	18,421
Equity risk			1,198	96
Market risk			7,472	598
Operational risk			19,960	1,597
Interest rate risk in the banking book			14,708	1,177
Other assets[3]			3,229	258
Total			276,827	22,147

30 September 2010 $m	IRB Approach	Standardised Approach[2]	Total Risk Weighted Assets	Total Capital Required
Credit risk
Corporate	58,220	1,470	59,690	4,775
Business lending	43,867	765	44,632	3,571
Sovereign	647	514	1,161	93
Bank	3,692	75	3,767	301
Residential mortgages	56,536	1,008	57,544	4,604
Australian credit cards	6,093	-	6,093	487
Other retail	7,541	1,826	9,367	749
Small business	3,016	-	3,016	241
Specialised lending	45,700	258	45,958	3,677
Securitisation	4,602	-	4,602	368
Total	229,914	5,916	235,830	18,866
Equity risk			1,122	90
Market risk			5,201	416
Operational risk			19,824	1,586
Interest rate risk in the banking book			14,697	1,176
Other assets[3]			2,705	216
Total			279,379	22,350

1  Capital requirements are expressed as 8% of total risk weighted assets.

2  Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3  Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Capital Overview continued

31 March 2010 $m	IRB Approach	Standardised Approach[1]	Total Risk Weighted Assets	Total Capital Required
Credit risk
Corporate	46,930	8,313	55,243	4,419
Business lending	29,868	29,702	59,570	4,766
Sovereign	454	489	943	75
Bank	3,599	472	4,071	326
Residential mortgages	38,774	33,097	71,871	5,750
Australian credit cards	4,917	1,951	6,868	549
Other retail	4,252	5,665	9,917	793
Small business	3,105	-	3,105	248
Specialised lending	29,054	242	29,296	2,344
Securitisation	4,703	793	5,496	440
Total	165,656	80,724	246,380	19,710
Equity risk			996	80
Market risk			6,707	537
Operational risk			22,624	1,810
Interest rate risk in the banking book			10,573	846
Other assets[2]			2,817	225
Total			290,097	23,208

1  Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

2  Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Credit Risk Management

Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations. Westpac maintains a credit risk management framework and a number of supporting policies, processes and controls to support the assessment and approval of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures.

Structure and organisation

The Chief Risk Officer is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. Authorised officers approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. Our largest exposures are approved by our most experienced credit officers. Line business management is responsible for managing credit risks accepted in their business and for maximising risk-adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies.

Credit risk management framework and policies

Westpac maintains a credit risk management framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls.

At Group level the Credit Risk Management framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features and uses of rating outcomes.

At the division level credit manuals embed the Groups framework requirements for application in the relevant line businesses. These manuals include general policies covering the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary.

Credit approval limits govern the extension of credit and represent the formal delegation of credit approval authority to responsible individuals throughout the organisation.

Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries.

Approach

Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and product.

Transaction-managed approach

For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the ‘transaction-managed’ approach). Such customers are assigned a customer risk grade (CRG) representing Westpac’s estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table on page 15) are mapped to Moody’s and Standard & Poor’s (S&P) external senior ranking unsecured ratings. This mapping is reviewed annually and allows Westpac to integrate the rating agencies’ default history with our own internal historical data when calculating PDs.

The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are approved by authorised Credit officers who are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Divisional operational units are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These units also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the ‘program-managed’ approach). Program-managed exposure to a consumer customer may exceed $1 million. Business customer exposures in excess of $1 million are transaction-managed. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. The scorecard outcomes and decisions are regularly monitored and validated against subsequent customer performance and scorecards are recalibrated or rebuilt when required. For capital estimation and other purposes, risk-based customer segments are created based upon expected PD; LGDs are then assigned for each segment based on a combination of recent past experience and management judgement.

The retail portfolio is divided into over 50 segments. Each segment is assigned a quantified measure of its PD, LGD and EAD.

For both transaction and program-managed approaches, CRGs, PDs and LGDs are reviewed at least annually.

Credit Risk Management continued

Mapping of Westpac risk grades

The table below shows the current alignment between Westpac’s CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor’s rating	Moody’s rating	Supervisory slotting grade for specialised lending[1]
A	AAA to AA–	Aaa to Aa3	Strong
B	A+ to A–	A1 to A3	Strong
C	BBB+ to BBB–	Baa1 to Baa3	Strong
D	BB+ to B+	Ba1 to B1	Good/satisfactory
Westpac Rating
E	Watchlist		Weak
F	Special mention		Weak
G	Substandard/default		Weak/default
H	Default		Default

Mapping of Basel categories to Westpac portfolios

APS 113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk, states that under the Advanced IRB approach to credit risk, an ADI must categorise banking book exposures into six broad IRB asset classes and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its minimum capital requirement. Standardised and Securitised portfolios are subject to treatment under APS 112 Capital Adequacy: Standardised Approach to Credit Risk and APS 120 Securitisation respectively.

APS Asset Class	Sub-asset class	Westpac category	Segmentation criteria
Corporate	Corporate	Corporate	All transaction-managed customers not elsewhere classified where annual turnover exceeds $50m.

	SME Corporate	Business Lending	All transaction-managed customers not elsewhere classified where annual turnover is $50m or less.

	Project Finance	Specialised Lending-Project Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from the revenue generated by a completed project (eg. Infrastructure such as toll roads or railways).

	Income-producing Real Estate	Specialised Lending-Property Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from either the sale of a property development or income produced by one or more investment properties.[2]

Sovereign		Sovereign	Applied to transaction-managed customers identified by ANZSIC code.

Bank		Bank	Applied to transaction-managed customers identified by ANZSIC code.

Residential Mortgage		Residential Mortgages	All program-managed exposures secured by residential mortgages, including business loans under $1 million fully secured by residential mortgages.

Qualifying Revolving Retail		Australian Credit Cards	Program-managed credit cards with low volatility in loss rates. The New Zealand cards portfolio does not currently meet the criteria for Qualifying Revolving Retail and is classified in Other Retail.

Other Retail		Small Business	Program-managed business lending, excluding business loans under $1 million fully secured by residential mortgages.

		Other Retail	All other program-managed lending to retail customers, including New Zealand credit cards.

1           Westpac maps its CRGs to five regulatory slotting categories for the purposes of the slotting approach for specialised lending exposures required under APS 113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk.

2           Excludes large diversified property groups and property trusts, which appear in the Corporate asset class.

Credit Risk Management continued

Mapping of Credit risk approach to Basel categories and exposure types

Approach	APS asset class	Types of exposures

Transaction-Managed Portfolios	Corporate Sovereign Bank	Direct lending Contingent lending Pre-settlement Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations

Program-Managed Portfolios	Residential mortgage	Mortgages Equity access loans

	Qualifying revolving retail	Australian credit cards

	Other retail	Personal loans Overdrafts New Zealand credit cards Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

■               Business unit representatives recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies. Each CRG is associated with an estimated PD;

■               Authorised officers evaluate the recommendations and approve the final CRG and facility LGDs. Credit officers may override line business unit recommendations; and

■               An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process.

For on-going exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur.

No material deviations from the reference definition of default are permitted.

Internal ratings process for program-managed portfolios

The process for assigning PDs, LGDs and EADs to the retail portfolio involves dividing the portfolio into a number of pools per product. These pools are created by analysing the homogeneity of risk characteristics that have historically proven predictive in determining whether an account is likely to go into default.

No material deviations from the reference definition of default are permitted.

Internal credit risk ratings system

In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described here.

Economic capital - Westpac allocates economic capital to all exposures. Economic capital includes both credit and non-credit components. Economic credit capital is allocated using a framework that considers estimates of PD, LGD, EAD, total committed exposure and loan tenor, as well as measures of portfolio composition not reflected in regulatory capital formulae1.

Provisioning - Impairment provisions are held by Westpac to cover credit losses that are incurred in the loan portfolio. Provisioning includes both individual and collective components. Individual provisions are calculated on impaired loans taking into account management’s best estimate of the present value of future cashflows. Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, emergence periods, level of arrears and recent past experience.

Risk-adjusted performance measurement - Business performance is measured using economic profit, which incorporates charges for economic credit capital as well as capital for other risk types.

1           Westpac uses economic capital as the basis for risk-adjusted decision making across the Group. Westpac allows differences between economic and regulatory capital where such differences drive better medium to long-term business decisions.

Credit Risk Management continued

Pricing - Westpac prices loans so as to produce an acceptable return on the economic capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs.

Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities.

Control mechanisms for the credit risk rating system include:

■               Westpac’s credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions;

■               All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policy;

■               Specific credit risk estimates (including PD, LGD and EAD levels) are overseen, reviewed annually and approved by the Credit Risk Estimates Committee (a sub-committee of CREDCO);

■               Credit Risk Assurance undertake an independent annual end-to-end technical and operational review of the overall process; and

■               CREDCO and BRMC monitor the risk profile, performance and management of Westpac’s credit portfolio and development and review of key credit risk policies.

Risk reporting

A comprehensive report on the Group’s credit risk portfolio is provided to CREDCO and the BRMC quarterly. It details the current level of impairment losses, stressed exposures, delinquency trends, provisions, impaired assets and key performance metrics. It reports on portfolio concentrations and large exposures.

Credit risk and asset quality are also reported to the Board each month, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

Credit Risk Management continued

Summary credit risk disclosure1

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2011	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[2]	exposures	Loans	Loans	ended
Corporate	90,218	54,167	1,066	567	1,028	416	127
Business lending	60,421	43,227	1,109	584	991	452	95
Sovereign	17,977	799	3	3	-	-	-
Bank	19,718	4,346	8	5	4	3	-
Residential mortgages	362,009	55,952	889	714	355	132	41
Australian credit cards	17,587	5,473	309	239	107	77	150
Other retail	9,267	7,968	363	280	122	84	80
Small business	9,502	4,161	103	68	55	33	27
Specialised lending	44,089	44,173	2,418	787	2,001	761	74
Securitisation	18,705	4,230	-	-	1	1	-
Standardised	9,075	5,764	-	-	112	57	73
Total	658,568	230,260	6,268	3,247	4,776	2,016	667

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2010	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[2]	exposures	Loans	Loans	ended
Corporate	90,992	58,220	1,066	593	858	341	141
Business lending	61,036	43,867	963	537	923	414	169
Sovereign	15,813	647	1	1	-	-	-
Bank	19,005	3,692	8	5	4	3	-
Residential mortgages	351,229	56,536	669	529	370	104	129
Australian credit cards	17,862	6,093	327	245	104	77	324
Other retail	8,284	7,541	305	230	111	78	206
Small business	8,674	3,016	103	67	52	27	58
Specialised lending	44,010	45,700	2,531	861	1,898	667	267
Securitisation	17,773	4,602	-	-	22	19	-
Standardised	9,248	5,916	-	-	243	134	6
Total	643,926	235,830	5,973	3,068	4,585	1,864	1,300

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2010	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[2]	exposures	Loans	Loans	ended
Corporate	80,385	46,930	848	497	717	355	5
Business lending	44,534	29,868	599	362	468	201	54
Sovereign	13,104	454	1	1	-	-	-
Bank	19,461	3,599	8	4	5	4	-
Residential mortgages	242,915	38,774	492	383	352	91	40
Australian credit cards	14,441	4,917	271	207	85	63	113
Other retail	4,635	4,252	194	140	63	50	65
Small business	8,654	3,105	112	71	57	25	30
Specialised lending	27,924	29,054	1,054	516	742	354	10
Securitisation	19,696	5,496	NA	NA	19	7	-
Standardised	135,002	79,931	NA	NA	1,787	702	102
Total	610,751	246,380	3,579	2,181	4,295	1,852	419

1   APRA approved the use of the Advance IRB approach for credit risk with respect to St.George Bank assets from 30 June 2010. The numbers for 31 March 2010 reflect portfolios originated by St.George Bank in the Standardised category.

2   Includes regulatory expected losses for defaulted and non-defaulted exposures.

Credit Risk Management continued

Loan impairment provisions

Provisions for loan impairment losses represent management’s best estimate of the losses incurred in the loan portfolios as at the balance date. There are two components of Westpac’s loan impairment provisions: individually assessed provisions (IAPs) and collectively assessed provisions (CAPs). In determining IAPs, relevant considerations that have a bearing on the expected future cash flows are taken into account, for example:

■              the business prospects of the customer;

■              the realisable value of collateral;

■              Westpac’s position relative to other claimants;

■              the reliability of customer information; and

■              the likely cost and duration of the work-out process.

These judgements and estimates can change with time as new information becomes available or as work-out strategies evolve, resulting in revisions to the impairment provision as individual decisions are made. CAPs are established on a portfolio basis taking into account:

■              the level of arrears;

■              collateral;

■              past loss experience;

■              expected defaults based on portfolio trends; and

■              the expected economic environment.

The most significant factors in establishing these provisions are estimated loss rates and the related emergence period. The future credit quality of these portfolios is subject to uncertainties that could cause actual credit losses to differ from reported loan impairment provisions. These uncertainties include:

■     differences between the expected and actual economic environment;

■     interest rates and unemployment levels;

■     repayment behaviour; and

■     bankruptcy rates.

Regulatory classification of loan impairment provisions

APS 220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All IAPs raised under A-IFRS are classified as specific provisions. All CAPs raised under A-IFRS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS 220 in addition to provisions reported by Westpac under A-IFRS. For capital adequacy purposes the GRCL adjustment is deducted from Tier 1 capital.

Credit Risk Management continued

Loan impairment provisions

31 March 2011	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	1,780	236	2,016	NA	2,016
for defaulted but not impaired loans	NA	217	217	NA	217
General Reserve for Credit Loss	NA	2,735	2,735	37	2,772
Total provisions for impairment charges	1,780	3,188	4,968	37	5,005

30 September 2010	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,622	242	1,864	NA	1,864
for defaulted but not impaired loans	NA	199	199	NA	199
General Reserve for Credit Loss	NA	2,991	2,991	-	2,991
Total provisions for impairment charges[2]	1,622	3,432	5,054	-	5,054

31 March 2010	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,576	276	1,852	NA	1,852
for defaulted but not impaired loans	NA	163	163	NA	163
General Reserve for Credit Loss	NA	3,258	3,258	-	3,258
Total provisions for impairment charges	1,576	3,697	5,273	-	5,273

1   The GRCL adjustment of $37m at 31 March 2011 is reported on a pre-tax basis. For capital deduction purposes, the GRCL adjustment is reported on an after-tax basis, which at 31 March 2011 was $26m.

2   Total impairment provisions of $5,054m are for the level 2 consolidated group. At 30 September 2010, an additional $7m of impairment provisions were held by level 3 subsidiaries, which are not recognised in this table. The total Westpac Group impairment provisions are $5,061m, as reported in the statutory accounts at 30 September 2010.

Credit Risk Exposures

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

Exposure at Default by major type

31 March 2011	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	6 months ended[2]
Corporate	42,543	39,144	8,531	90,218	90,534
Business lending	47,895	12,526	-	60,421	61,134
Sovereign	14,680	2,658	639	17,977	16,876
Bank	5,496	2,941	11,281	19,718	19,499
Residential mortgages	311,533	50,476	-	362,009	357,077
Australian credit cards	9,485	8,102	-	17,587	17,876
Other retail	7,839	1,428	-	9,267	8,928
Small business	7,163	2,339	-	9,502	8,947
Specialised lending	36,940	7,149	-	44,089	43,738
Securitisation	8,432	9,601	672	18,705	18,107
Standardised	7,961	1,114	-	9,075	9,102
Total	499,967	137,478	21,123	658,568	651,818

30 September 2010	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	12 months ended[3]
Corporate	41,903	39,926	9,163	90,992	87,270
Business lending	48,867	12,169	-	61,036	51,116
Sovereign	13,194	2,157	462	15,813	12,164
Bank	4,477	3,226	11,302	19,005	20,980
Residential mortgages	302,958	48,271	-	351,229	281,007
Australian credit cards	9,817	8,045	-	17,862	15,770
Other retail	7,140	1,144	-	8,284	6,169
Small business	6,880	1,794	-	8,674	8,770
Specialised lending	37,750	6,260	-	44,010	34,807
Securitisation	8,778	8,562	433	17,773	19,476
Standardised	8,075	1,173	-	9,248	83,157
Total	489,839	132,727	21,360	643,926	620,686

31 March 2010	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	6 months ended[4]
Corporate	36,458	36,373	7,554	80,385	84,177
Business lending	35,609	8,925	-	44,534	44,517
Sovereign	9,938	2,626	540	13,104	10,933
Bank	6,642	2,505	10,314	19,461	19,978
Residential mortgages	212,026	30,889	-	242,915	234,715
Australian credit cards	7,802	6,639	-	14,441	14,368
Other retail	3,632	1,003	-	4,635	4,707
Small business	6,979	1,675	-	8,654	8,749
Specialised lending	23,789	4,135	-	27,924	27,903
Securitisation	11,186	8,382	128	19,696	20,059
Standardised	130,824	3,821	357	135,002	132,171
Total	484,885	106,973	18,893	610,751	602,277

1   EAD associated with the on balance sheet outstandings of each portfolio.

2   Average is based on exposures as at 31 March 2011, 31 December 2010 and 30 September 2010.

3   Average is based on exposures as at 30 September 2010, 30 June 2010, 31 March 2010, 31 December 2009 and 30 September 2009.

4   Average is based on exposures as at 31 March 2010, 31 December 2009 and 30 September 2009.

Credit Risk Exposures continued

Exposure at Default by measurement method1

31 March 2011	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	90,218	1,264	91,482
Business lending	60,421	722	61,143
Sovereign	17,977	583	18,560
Bank	19,718	47	19,765
Residential mortgages	362,009	2,468	364,477
Australian credit cards	17,587	-	17,587
Other retail	9,267	3,731	12,998
Small business	9,502	-	9,502
Specialised lending	44,089	260	44,349
Securitisation	18,705	-	18,705
Total	649,493	9,075	658,568

30 September 2010	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	90,992	1,469	92,461
Business lending	61,036	740	61,776
Sovereign	15,813	514	16,327
Bank	19,005	75	19,080
Residential mortgages	351,229	2,409	353,638
Australian credit cards	17,862	-	17,862
Other retail	8,284	3,786	12,070
Small business	8,674	-	8,674
Specialised lending	44,010	255	44,265
Securitisation	17,773	-	17,773
Total	634,678	9,248	643,926

31 March 2010	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	80,385	8,594	88,979
Business lending	44,534	29,690	74,224
Sovereign	13,104	489	13,593
Bank	19,461	2,038	21,499
Residential mortgages	242,915	84,114	327,029
Australian credit cards	14,441	1,952	16,393
Other retail	4,635	7,884	12,519
Small business	8,654	-	8,654
Specialised lending	27,924	241	28,165
Securitisation	18,455	1,241	19,696
Total	474,508	136,243	610,751

1   APRA approved the use of the Advance IRB approach for credit risk with respect to St.George Bank assets from 30 June 2010. The numbers for 31 March 2010 reflect portfolios originated by St.George Bank in the Standardised category.

Credit Risk Exposures continued

Exposure at Default by industry classification

31 March 2011 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	1,445	1,697	2,981	15,788	334	16,904	3,053	7,869	4,723	5,370	11,900	7,868	9,169	-	1,117	90,218
Business lending	5,950	10,854	5,013	2,997	82	5,382	677	787	6,063	6,814	11,181	3,126	343	-	1,152	60,421
Sovereign	-	3	-	1,422	15,278	359	-	-	13	229	129	162	331	-	51	17,977
Bank	-	-	13	18,561	9	651	84	77	66	56	117	14	25	-	45	19,718
Residential mortgages	893	1,153	2,494	3,181	40	1,319	136	8,371	4,828	4,380	3,529	591	218	330,824	52	362,009
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	17,587	-	17,587
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	9,267	-	9,267
Small business	261	1,161	1,143	451	6	718	71	718	1,217	587	1,302	990	96	-	781	9,502
Specialised lending	306	5	377	30	150	114	256	40,040	218	416	74	647	1,183	-	273	44,089
Securitisation	-	-	-	17,695	-	440	-	76	349	140	5	-	-	-	-	18,705
Standardised	128	21	44	200	583	98	12	294	38	35	302	62	50	5,944	1,264	9,075
Total	8,983	14,894	12,065	60,325	16,482	25,985	4,289	58,232	17,515	18,027	28,539	13,460	11,415	363,622	4,735	658,568

1  Includes education, health & community services, cultural & recreational services and personal & other services.

2  Includes wholesale trade and retail trade.

3  Includes electricity, gas & water, and communication services.

Credit Risk Exposures continued

30 September 2010 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	1,472	1,665	3,478	14,372	415	16,338	2,963	9,961	4,738	6,417	11,810	8,216	8,371	-	776	90,992
Business lending	5,890	10,976	4,816	3,010	60	5,719	700	969	6,072	6,923	11,471	3,106	361	-	963	61,036
Sovereign	-	3	-	1,332	13,624	201	-	-	14	255	-	44	339	-	1	15,813
Bank	-	-	15	17,762	3	688	68	118	68	17	137	28	26	-	75	19,005
Residential mortgages	856	1,108	2,354	2,986	40	1,236	138	8,225	4,675	4,231	3,336	562	204	321,221	57	351,229
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	17,862	-	17,862
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	8,284	-	8,284
Small business	214	1,088	1,099	316	5	658	68	564	1,265	517	1,120	1,040	79	-	641	8,674
Specialised lending	517	21	235	109	-	116	264	40,308	215	483	131	651	733	-	227	44,010
Securitisation	-	-	-	16,694	-	458	-	86	382	140	8	-	5	-	-	17,773
Standardised	129	21	45	81	514	80	13	288	33	33	311	75	54	6,101	1,470	9,248
Total	9,078	14,882	12,042	56,662	14,661	25,494	4,214	60,519	17,462	19,016	28,324	13,722	10,172	353,468	4,210	643,926

1  Includes education, health & community services, cultural & recreational services and personal & other services.

2  Includes wholesale trade and retail trade.

3  Includes electricity, gas & water, and communication services.

Credit Risk Exposures continued

31 March 2010 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	711	1,666	2,795	13,644	392	15,990	2,491	9,083	3,476	5,127	9,640	6,996	7,768	-	606	80,385
Business lending	3,825	9,248	3,284	2,357	-	4,674	459	12	4,141	4,979	8,491	2,381	204	-	479	44,534
Sovereign	-	3	-	1,451	10,813	153	-	-	14	289	-	33	346	-	2	13,104
Bank	-	-	2	18,265	-	630	77	138	76	9	218	18	28	-	-	19,461
Residential mortgages	483	666	1,276	2,131	4	733	52	5,621	1,729	2,010	1,805	296	108	225,964	37	242,915
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	14,441	-	14,441
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	4,635	-	4,635
Small business	200	1,083	1,088	271	4	659	64	531	1,358	526	1,039	1,074	76	-	681	8,654
Specialised lending	342	-	-	-	-	27	305	25,986	-	160	3	428	672	-	1	27,924
Securitisation	-	-	-	18,584	-	535	-	99	290	110	35	-	12	-	31	19,696
Standardised	3,151	1,407	1,608	3,054	516	1,882	255	15,623	2,325	2,733	4,779	1,425	173	93,461	2,610	135,002
Total	8,712	14,073	10,053	59,757	11,729	25,283	3,703	57,093	13,409	15,943	26,010	12,651	9,387	338,501	4,447	610,751

1  Includes education, health & community services, cultural & recreational services and personal & other services.

2  Includes wholesale trade and retail trade.

3  Includes electricity, gas & water, and communication services.

Credit Risk Exposures continued

Exposure at Default by geography1

31 March 2011							Total Exposure
$m	Australia	New Zealand	Americas	Europe	Asia	Pacific	at Default
Corporate	73,737	9,040	3,147	2,373	1,921	-	90,218
Business lending	54,557	5,864	-	-	-	-	60,421
Sovereign	14,434	3,182	63	-	298	-	17,977
Bank	16,722	1,764	803	329	100	-	19,718
Residential mortgages	333,545	28,329	-	-	135	-	362,009
Australian credit cards	17,587	-	-	-	-	-	17,587
Other retail	6,904	2,363	-	-	-	-	9,267
Small business	7,292	2,210	-	-	-	-	9,502
Specialised lending	40,856	3,201	-	32	-	-	44,089
Securitisation	17,791	799	-	115	-	-	18,705
Standardised	5,735	-	-	-	1,185	2,155	9,075
Total	589,160	56,752	4,013	2,849	3,639	2,155	658,568

30 September 2010							Total Exposure
$m	Australia	New Zealand	Americas	Europe	Asia	Pacific	at Default
Corporate	75,024	8,938	3,192	2,641	1,197	-	90,992
Business lending	54,950	6,086	-	-	-	-	61,036
Sovereign	12,652	2,804	197	-	160	-	15,813
Bank	16,865	1,137	760	168	75	-	19,005
Residential mortgages	324,930	26,299	-	-	-	-	351,229
Australian credit cards	17,862	-	-	-	-	-	17,862
Other retail	6,177	2,107	-	-	-	-	8,284
Small business	6,649	2,025	-	-	-	-	8,674
Specialised lending	40,546	3,370	-	94	-	-	44,010
Securitisation	16,620	998	26	129	-	-	17,773
Standardised	6,441	-	-	-	689	2,118	9,248
Total	578,716	53,764	4,175	3,032	2,121	2,118	643,926

31 March 2010							Total Exposure
$m	Australia	New Zealand	Americas	Europe	Asia	Pacific	at Default
Corporate	63,741	9,214	3,497	2,956	977	-	80,385
Business lending	38,413	6,121	-	-	-	-	44,534
Sovereign	9,092	3,667	208	-	137	-	13,104
Bank	16,161	1,909	782	531	78	-	19,461
Residential mortgages	216,694	26,221	-	-	-	-	242,915
Australian credit cards	14,441	-	-	-	-	-	14,441
Other retail	2,500	2,135	-	-	-	-	4,635
Small business	6,566	2,088	-	-	-	-	8,654
Specialised lending	24,443	3,481	-	-	-	-	27,924
Securitisation	18,585	914	48	149	-	-	19,696
Standardised	132,227	-	-	-	716	2,059	135,002
Total	542,863	55,750	4,535	3,636	1,908	2,059	610,751

1  Geographic segmentation of exposures is based on the location of the office in which these items were booked.

Credit Risk Exposures continued

Exposure at Default by residual contractual maturity

31 March 2011						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	7,293	25,657	42,161	10,814	4,293	90,218
Business lending	4,790	12,242	24,968	7,065	11,356	60,421
Sovereign	555	2,681	2,912	1,858	9,971	17,977
Bank	215	3,390	13,682	1,914	517	19,718
Residential mortgages	23,893	7,368	53,227	14,363	263,158	362,009
Australian credit cards	17,587	-	-	-	-	17,587
Other retail	2,796	140	1,617	2,864	1,850	9,267
Small business	1,625	806	2,858	2,022	2,191	9,502
Specialised lending	985	16,236	18,352	3,313	5,203	44,089
Securitisation	289	11,521	2,714	1,120	3,061	18,705
Standardised	2,443	41	4,652	146	1,793	9,075
Total	62,471	80,082	167,143	45,479	303,393	658,568

30 September 2010						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	7,137	24,213	46,336	8,933	4,373	90,992
Business lending	5,003	11,070	24,898	7,401	12,664	61,036
Sovereign	663	1,904	2,889	1,850	8,507	15,813
Bank	306	3,517	12,677	1,927	578	19,005
Residential mortgages	42,877	6,681	33,043	14,870	253,758	351,229
Australian credit cards	17,862	-	-	-	-	17,862
Other retail	2,147	99	1,399	2,663	1,976	8,284
Small business	1,317	693	2,740	2,132	1,792	8,674
Specialised lending	895	16,244	18,893	3,068	4,910	44,010
Securitisation	252	11,367	3,301	739	2,114	17,773
Standardised	2,423	70	4,877	889	989	9,248
Total	80,882	75,858	151,053	44,472	291,661	643,926

31 March 2010						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	6,373	20,034	44,540	6,134	3,304	80,385
Business lending	3,638	6,295	16,930	5,898	11,773	44,534
Sovereign	699	2,900	2,701	1,435	5,369	13,104
Bank	263	4,355	13,108	1,601	134	19,461
Residential mortgages	17,108	4,501	26,767	18,322	176,217	242,915
Australian credit cards	14,441	-	-	-	-	14,441
Other retail	2,054	58	526	769	1,228	4,635
Small business	1,313	651	2,645	2,429	1,616	8,654
Specialised lending	356	9,970	12,449	1,854	3,295	27,924
Securitisation	522	14,700	1,714	819	1,941	19,696
Standardised	68,068	1,060	3,059	2,006	60,809	135,002
Total	114,835	64,524	124,439	41,267	265,686	610,751

Credit Risk Exposures continued

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due but well secured, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories, industry and geography.

Impaired and past due loans by portfolio

			Specific
31 March 2011	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans[1]	6 months ended
Corporate	106	1,028	416	40%	127
Business lending	660	991	452	46%	95
Sovereign	-	-	-	-	-
Bank	-	4	3	75%	-
Residential mortgages	1,597	355	132	37%	41
Australian credit cards	-	107	77	72%	150
Other retail	-	122	84	69%	80
Small business	65	55	33	60%	27
Specialised lending	1,080	2,001	761	38%	74
Securitisation	8	1	1	100%	-
Standardised	42	112	57	51%	73
Total	3,558	4,776	2,016	42%	667

			Specific
30 September 2010	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans[1]	12 months ended
Corporate	104	858	341	40%	141
Business lending	576	923	414	45%	169
Sovereign	-	-	-	-	-
Bank	-	4	3	75%	-
Residential mortgages	1,205	370	104	28%	129
Australian credit cards	-	104	77	74%	324
Other retail	8	111	78	70%	206
Small business	76	52	27	52%	58
Specialised lending	1,130	1,898	667	35%	267
Securitisation	-	22	19	86%	-
Standardised	44	243	134	55%	6
Total	3,143	4,585	1,864	41%	1,300

			Specific
31 March 2010	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans[1]	6 months ended
Corporate	12	717	355	50%	5
Business lending	328	468	201	43%	54
Sovereign	-	-	-	-	-
Bank	-	5	4	80%	-
Residential mortgages	677	352	91	26%	40
Australian credit cards	-	85	63	74%	113
Other retail	-	63	50	79%	65
Small business	66	57	25	44%	30
Specialised lending	346	742	354	48%	10
Securitisation	-	19	7	37%	-
Standardised	1,016	1,787	702	39%	102
Total	2,445	4,295	1,852	43%	419

1  Care should be taken when comparing these ratios to Basel model LGD estimates because impaired loans represent a subset of total defaulted loans.

Credit Risk Exposures continued

Impaired and past due loans by industry classification

			Specific
31 March 2011	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	6 months ended
Accommodation, cafes & restaurants	99	238	97	41%	10
Agriculture, forestry & fishing	109	204	81	40%	23
Construction	77	322	143	44%	10
Finance & insurance	34	156	71	46%	2
Government administration & defence	2	1	1	100%	-
Manufacturing	91	398	185	46%	52
Mining	8	5	4	80%	12
Property & business services	1,318	2,315	890	38%	107
Services1	53	165	74	45%	23
Trade2	173	198	102	52%	29
Transport & storage	32	185	59	32%	49
Utilities3	4	16	12	75%	13
Retail lending	1,502	543	292	54%	333
Other	56	30	5	17%	4
Total	3,558	4,776	2,016	42%	667

			Specific
30 September 2010	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	12 months ended
Accommodation, cafes & restaurants	76	134	49	37%	48
Agriculture, forestry & fishing	76	185	76	41%	13
Construction	81	111	38	34%	71
Finance & insurance	39	150	66	44%	30
Government administration & defence	-	1	-	-	-
Manufacturing	113	413	156	38%	58
Mining	21	37	31	84%	14
Property & business services	1,337	2,160	774	36%	293
Services1	92	176	75	43%	35
Trade2	142	162	71	44%	53
Transport & storage	38	261	104	40%	27
Utilities3	1	56	39	70%	4
Retail lending	1,114	679	354	52%	615
Other	13	60	31	52%	39
Total	3,143	4,585	1,864	41%	1,300

			Specific
31 March 2010	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	6 months ended
Accommodation, cafes & restaurants	33	128	63	49%	6
Agriculture, forestry & fishing	57	152	53	35%	2
Construction	105	139	83	60%	10
Finance & insurance	23	187	104	56%	3
Government administration & defence	-	-	-	-	-
Manufacturing	93	369	146	40%	15
Mining	15	55	33	60%	13
Property & business services	989	1,902	664	35%	31
Services1	86	129	68	53%	5
Trade2	115	205	90	44%	15
Transport & storage	45	181	72	40%	11
Utilities3	4	57	31	54%	1
Retail lending	862	726	375	52%	292
Other	18	65	70	108%	15
Total	2,445	4,295	1,852	43%	419

1  Includes education, health & community services, cultural & recreational services and personal & other services.

2  Includes wholesale trade and retail trade.

3  Includes electricity, gas & water, and communication services.

Credit Risk Exposures continued

Impaired and past due loans by geography1

			Specific
31 March 2011	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	6 months ended
Australia	3,361	3,799	1,626	43%	577
New Zealand	156	779	328	42%	90
Americas	-	-	-	-	-
Europe	-	135	38	28%	-
Asia	3	16	7	44%	-
Pacific	38	47	17	36%	-
Total	3,558	4,776	2,016	42%	667

			Specific
30 September 2010	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	12 months ended
Australia	2,944	3,678	1,510	41%	1,158
New Zealand	147	706	295	42%	142
Americas	-	-	-	-	-
Europe	-	142	34	24%	-
Asia	8	18	7	39%	-
Pacific	44	41	18	44%	-
Total	3,143	4,585	1,864	41%	1,300

			Specific
31 March 2010	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	6 months ended
Australia	2,235	3,517	1,573	45%	350
New Zealand	153	598	206	35%	62
Americas	-	-	-	-	-
Europe	-	109	44	40%	-
Asia	28	20	6	30%	-
Pacific	29	51	23	45%	7
Total	2,445	4,295	1,852	43%	419

1  Geographic segmentation of exposures is based on the location of the office in which these items were booked.

Credit Risk Exposures continued

Movement in provisions for impairment charges

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	31 March	30 September	31 March
$m	2011	2010	2010
Collectively assessed provisions
Balance at beginning of the period	3,432	3,697	3,506
St.George provision including merger adjustments	-	-	-
New provisions raised	(43)	(36)	399
Write-offs	(337)	(352)	(315)
Discount unwind	139	140	136
Exchange rate and other adjustments	(3)	(17)	(29)
Total	3,188	3,432	3,697

Individually assessed provisions
Balance at beginning of period	1,622	1,576	1,228
St.George provision including merger adjustments	-	-	-
New individually assessed provisions	766	860	637
Write-backs	(222)	(217)	(136)
Write-offs	(368)	(559)	(125)
Discount unwind	(20)	(26)	(17)
Exchange rate and other adjustments	2	(12)	(11)
Total	1,780	1,622	1,576

Total provisions for impairment losses on loans and credit commitments	4,968	5,054	5,273
General reserve for credit losses adjustment	37	-	-
Total provisions plus general reserve for credit losses[1]	5,005	5,054	5,273

1       Total impairment provisions of $5,054m are for the level 2 consolidated group. At 30 September 2010, an additional $7m of impairment provisions were held by level 3 subsidiaries, which are not recognised in this table. The total Westpac Group impairment provisions are $5,061m, as reported in the statutory accounts at 30 September 2010.

Credit Risk Exposures continued

Portfolios subject to the Standardised approach

This table presents exposures subject to the Standardised approach categorised by regulatory risk weight.

As at 31 March 2011, exposures subject to the Standardised approach are primarily Westpac’s Pacific Banking exposures, Asian retail exposures, margin lending portfolio and reverse mortgages portfolio. All other exposures are subject to the Advanced IRB approach. Prior to 30 June 2010, portfolios originated by St.George Bank were subject to the Standardised approach.

The Standardised portfolios mainly comprise personal and small-to-medium sized business borrowers where ratings by external credit assessment institutions (ECAIs) are not used in the risk grading process.

31 March 2011	Total Exposure	Risk Weighted
$m	at Default	Assets
0%	50	-
20%	2,435	487
35%	1,598	559
50%	599	299
75%	1	1
100%	4,341	4,342
150%	51	76
Total	9,075	5,764

30 September 2010	Total Exposure	Risk Weighted
$m	at Default	Assets
0%	56	-
20%	2,380	476
35%	1,651	578
50%	573	287
75%	165	124
100%	4,365	4,365
150%	58	86
Total	9,248	5,916

31 March 2010	Total Exposure	Risk Weighted
$m	at Default	Assets
0%	61	-
20%	4,898	974
35%	66,344	23,221
50%	15,947	7,973
75%	1,987	1,490
100%	44,751	44,751
150%	1,014	1,522
Total	135,002	79,931

Credit Risk Exposures continued

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital ‘slotting’ approach applies. Equity exposures in the banking book are also subject to supervisory risk weights.

Westpac currently has property finance and project finance credit risk exposures categorised as specialised lending. The ‘Credit Risk Management’ section of this report describes the mapping of Westpac risk grades to both external rating equivalents and regulatory capital ‘slots’.

Property finance

31 March 2011		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,540	22	3,878
Good	90%	18,463	148	16,617
Satisfactory	115%	10,249	287	11,786
Weak	250%	3,623	290	9,059
Default	NA	3,261	1,630	-
Total		41,136	2,377	41,340

30 September 2010		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,381	22	3,766
Good	90%	18,052	144	16,247
Satisfactory	115%	10,583	296	12,171
Weak	250%	4,685	375	11,714
Default	NA	3,250	1,625	-
Total		41,951	2,462	43,898

31 March 2010		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	4,545	18	3,181
Good	90%	11,898	95	10,709
Satisfactory	115%	6,108	171	7,024
Weak	250%	2,706	217	6,766
Default	NA	1,045	522	-
Total		26,302	1,023	27,680

Credit Risk Exposures continued

Project finance

31 March 2011		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	1,633	7	1,143
Good	90%	954	8	858
Satisfactory	115%	61	2	70
Weak	250%	305	24	762
Default	NA	-	-	-
Total		2,953	41	2,833

30 September 2010		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	1,350	5	945
Good	90%	408	3	367
Satisfactory	115%	28	1	32
Weak	250%	183	15	458
Default	NA	90	45	-
Total		2,059	69	1,802

31 March 2010		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	997	4	698
Good	90%	482	4	434
Satisfactory	115%	29	1	33
Weak	250%	84	7	209
Default	NA	30	15	-
Total		1,622	31	1,374

Equity exposures

31 March 2011		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default[1]	Expected Loss	Assets[2]
Publicly traded (listed)	300%	203	-	513
Private equities (unlisted)	400%	171	-	685
Total		374	-	1,198

30 September 2010		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default[1]	Expected Loss	Assets[2]
Publicly traded (listed)	300%	339	-	499
Private equities (unlisted)	400%	156	-	623
Total		495	-	1,122

31 March 2010		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default[1]	Expected Loss	Assets[2]
Publicly traded (listed)	300%	385	-	424
Private equities (unlisted)	400%	143	-	572
Total		528	-	996

1  EAD equals book value.

2  Except for the portion of individual equity exposures in excess of 0.15% of the capital base before deductions, which are treated as deductions from capital, book values of equity exposures are risk weighted using supervisory risk weights.

Credit Risk Exposures continued

Portfolios subject to IRB approaches

Westpac has classified its transaction-managed exposures by the external credit rating to which the internally assigned credit risk grade aligns, as outlined in the ‘Credit Risk Management’ section of this report. Westpac’s internal rating system consists of more risk grades than does the range of external grades, and as a result, PD will vary from portfolio to portfolio for the same external grade. Westpac’s program-managed exposures are classified by PD band. The average PD within a band likewise varies from portfolio to portfolio.

For non-defaulted exposures, regulatory expected loss is defined as the product of PD, LGD and EAD. For defaulted exposures, regulatory expected loss is based upon best estimates of loss. Expected loss is calculated at the facility level and then aggregated. However, multiplying the aggregates of the PD, LGD and EAD, as reported in the tables below (e.g. 89,011 x 1.30% x 45%), does not equal the aggregate regulatory expected loss (567) because the product of two averages does not equal the average of a product.

Corporate portfolio by external credit rating

31 March 2011			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	786		300	1,086	0.01%	10%	-	55	5%
AA	729		1,529	2,258	0.05%	46%	-	343	15%
A	11,031		7,745	18,776	0.07%	46%	6	3,952	21%
BBB	21,856		16,477	38,333	0.21%	48%	39	16,888	44%
BB	17,184		7,167	24,351	1.25%	40%	119	20,388	84%
B	883		441	1,324	3.39%	43%	19	1,670	126%
Other	2,443		440	2,883	24.76%	51%	384	7,903	274%
Subtotal	54,912		34,099	89,011	1.30%	45%	567	51,199	58%
Default	1,111		96	1,207	NA	54%	499	2,968	246%
Total	56,023		34,195	90,218	2.62%	45%	1,066	54,167	60%

30 September 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	956		21	977	0.01%	12%	-	54	6%
AA	1,251		1,280	2,531	0.02%	43%	-	269	11%
A	10,286		7,498	17,783	0.06%	47%	5	3,288	18%
BBB	23,023		15,218	38,242	0.25%	47%	46	17,666	46%
BB	17,449		7,415	24,864	1.30%	41%	132	22,282	90%
B	1,052		359	1,411	2.98%	43%	18	1,772	126%
Other	3,392		673	4,065	18.68%	49%	392	10,391	256%
Subtotal	57,409		32,464	89,873	1.37%	45%	593	55,722	62%
Default	947		81	1,119	NA	53%	473	2,498	223%
Total	58,356		32,545	90,992	2.58%	45%	1,066	58,220	64%

31 March 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	986		15	1,001	0.01%	10%	-	47	5%
AA	1,305		1,662	2,967	0.02%	40%	-	283	10%
A	10,435		6,318	16,753	0.06%	49%	5	3,236	19%
BBB	21,843		15,056	36,899	0.25%	46%	43	16,550	45%
BB	12,720		5,274	17,994	1.17%	43%	88	16,117	90%
B	265		204	469	2.98%	41%	6	574	122%
Other	3,060		543	3,604	18.94%	50%	355	9,374	260%
Subtotal	50,614		29,072	79,687	1.27%	45%	497	46,181	58%
Default	684		14	698	NA	51%	351	749	107%
Total	51,298		29,086	80,385	2.13%	45%	848	46,930	58%

1  Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Business lending portfolio by external credit rating

31 March 2011			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-		-	-	0.00%	0%	-	-	0%
AA	5		4	9	0.05%	57%	-	2	22%
A	131		62	193	0.08%	40%	-	39	20%
BBB	3,034		1,173	4,207	0.25%	29%	3	1,212	29%
BB	37,693		8,999	46,695	1.58%	31%	230	28,195	60%
B	2,627		475	3,103	3.39%	33%	34	2,379	77%
Other	3,966		333	4,299	21.34%	34%	317	6,334	147%
Subtotal	47,456		11,046	58,506	3.03%	31%	584	38,161	65%
Default	1,748		116	1,915	NA	42%	525	5,066	265%
Total	49,204		11,162	60,421	6.10%	32%	1,109	43,227	72%

30 September 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-		-	-	0.00%	0%	-	-	0%
AA	3		4	7	0.03%	37%	-	1	12%
A	166		73	239	0.07%	44%	-	46	19%
BBB	3,381		1,279	4,660	0.30%	30%	4	1,531	33%
BB	38,273		8,601	46,874	1.56%	31%	226	28,748	61%
B	2,509		401	2,909	2.98%	32%	28	2,148	74%
Other	4,387		316	4,704	16.90%	35%	279	6,918	147%
Subtotal	48,719		10,674	59,393	2.74%	31%	537	39,392	66%
Default	1,540		80	1,643	NA	42%	426	4,475	272%
Total	50,259		10,754	61,036	5.36%	32%	963	43,867	72%

31 March 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-		-	-	0.00%	0%	-	-	0%
AA	4		3	7	0.03%	43%	-	1	14%
A	161		80	241	0.07%	47%	-	56	23%
BBB	3,993		1,433	5,426	0.31%	29%	5	1,819	34%
BB	27,458		5,539	32,997	1.49%	29%	143	19,466	59%
B	1,500		176	1,676	2.98%	31%	16	1,258	75%
Other	3,117		231	3,348	16.83%	35%	198	4,976	149%
Subtotal	36,233		7,462	43,695	2.57%	30%	362	27,576	63%
Default	804		35	839	NA	43%	237	2,292	273%
Total	37,037		7,497	44,534	4.40%	30%	599	29,868	67%

1  Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Sovereign portfolio by external credit rating

31 March 2011			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	8,792		657	9,449	0.01%	5%	-	154	2%
AA	5,740		1,215	6,955	0.03%	8%	-	230	3%
A	705		208	913	0.05%	15%	-	72	8%
BBB	101		197	298	0.22%	42%	1	108	36%
BB	63		299	362	1.39%	47%	2	235	65%
B	-		-	-	0.00%	0%	-	-	0%
Other	-		-	-	0.00%	0%	-	-	0%
Subtotal	15,401		2,576	17,977	0.05%	8%	3	799	4%
Default	-		-	-	NA	0%	-	-	0%
Total	15,401		2,576	17,977	0.05%	8%	3	799	4%

30 September 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	7,359		583	7,943	0.01%	6%	-	128	2%
AA	5,179		952	6,131	0.02%	7%	-	134	2%
A	1,001		376	1,377	0.04%	16%	-	97	7%
BBB	77		26	103	0.22%	21%	-	20	19%
BB	208		51	259	1.02%	55%	1	268	103%
B	-		-	-	0.00%	0%	-	-	0%
Other	-		-	-	0.00%	0%	-	-	0%
Subtotal	13,824		1,988	15,813	0.03%	8%	1	647	4%
Default	-		-	-	NA	0%	-	-	0%
Total	13,824		1,988	15,813	0.03%	8%	1	647	4%

31 March 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	5,535		641	6,176	0.01%	6%	-	73	1%
AA	4,051		1,350	5,401	0.02%	7%	-	127	2%
A	852		386	1,238	0.04%	16%	-	84	7%
BBB	86		25	111	0.19%	23%	-	21	19%
BB	103		74	177	0.93%	54%	1	148	84%
B	-		1	1	2.98%	35%	-	1	122%
Other	-		-	-	0.00%	0%	-	-	0%
Subtotal	10,627		2,477	13,104	0.03%	8%	1	454	3%
Default	-		-	-	NA	0%	-	-	0%
Total	10,627		2,477	13,104	0.03%	8%	1	454	3%

1          Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2          Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Bank portfolio by external credit rating

31 March 2011			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	605		21	626	0.01%	12%	-	33	5%
AA	8,127		650	8,777	0.05%	55%	2	1,788	20%
A	8,407		825	9,232	0.05%	50%	2	2,198	24%
BBB	816		204	1,020	0.17%	42%	1	282	28%
BB	59		-	59	1.70%	30%	-	45	76%
B	-		-	-	0.00%	0%	-	-	0%
Other	-		-	-	0.00%	0%	-	-	0%
Subtotal	18,014		1,700	19,714	0.06%	51%	5	4,346	22%
Default	4		-	4	NA	60%	3	-	0%
Total	18,018		1,700	19,718	0.08%	51%	8	4,346	22%

30 September 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	597		23	620	0.01%	13%	-	34	5%
AA	8,050		771	8,821	0.02%	56%	1	1,323	15%
A	7,372		1,155	8,527	0.04%	57%	2	1,835	22%
BBB	699		248	947	0.17%	55%	1	426	45%
BB	86		-	86	1.69%	37%	1	74	86%
B	-		-	-	0.00%	0%	-	-	0%
Other	-		-	-	0.00%	0%	-	-	0%
Subtotal	16,804		2,197	19,001	0.04%	55%	5	3,692	19%
Default	4		-	4	NA	60%	3	-	0%
Total	16,808		2,197	19,005	0.07%	55%	8	3,692	19%

31 March 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	237		24	261	0.01%	14%	-	14	5%
AA	9,383		762	10,145	0.02%	59%	2	1,581	16%
A	7,356		680	8,036	0.03%	57%	1	1,507	19%
BBB	751		237	988	0.18%	52%	1	467	47%
BB	26		-	26	0.78%	60%	-	30	116%
B	-		-	-	0.00%	0%	-	-	0%
Other	-		-	-	0.00%	0%	-	-	0%
Subtotal	17,753		1,703	19,456	0.03%	57%	4	3,599	18%
Default	5		-	5	NA	70%	4	-	0%
Total	17,758		1,703	19,461	0.06%	57%	8	3,599	18%

1          Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2          Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Residential mortgages portfolio by PD band

31 March 2011			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	151,906		37,796	182,386	0.07%	20%	26	7,019	4%
0.10 to 0.25	24,814		11,836	36,821	0.14%	20%	10	2,363	6%
0.25 to 1.0	81,745		9,409	87,867	0.50%	20%	88	14,460	16%
1.0 to 2.5	32,054		1,827	33,576	1.51%	21%	104	11,946	36%
2.5 to 10.0	12,785		405	13,086	4.62%	20%	123	8,859	68%
10.0 to 99.99	6,024		84	6,066	29.85%	20%	363	6,612	109%
Subtotal	309,328		61,357	359,802	0.98%	20%	714	51,259	14%
Default	2,205		40	2,207	NA	21%	175	4,693	213%
Total	311,533		61,397	362,009	1.59%	20%	889	55,952	15%

30 September 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	124,081		25,592	142,866	0.07%	20%	20	5,525	4%
0.10 to 0.25	41,433		13,436	52,874	0.17%	20%	18	4,014	8%
0.25 to 1.0	83,648		17,761	99,559	0.54%	20%	108	17,197	17%
1.0 to 2.5	37,041		1,878	39,033	1.76%	21%	140	15,350	39%
2.5 to 10.0	12,182		194	12,281	3.68%	20%	92	7,317	60%
10.0 to 99.99	2,656		40	2,696	27.75%	20%	151	3,012	112%
Subtotal	301,041		58,901	349,309	0.75%	20%	529	52,415	15%
Default	1,918		33	1,920	NA	21%	140	4,121	215%
Total	302,959		58,934	351,229	1.29%	20%	669	56,536	16%

31 March 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	85,525		15,029	100,556	0.07%	20%	14	3,819	4%
0.10 to 0.25	39,134		12,853	50,070	0.17%	20%	17	3,792	8%
0.25 to 1.0	45,290		5,067	48,817	0.57%	20%	56	8,808	18%
1.0 to 2.5	30,636		1,528	31,965	1.76%	21%	116	12,438	39%
2.5 to 10.0	8,346		62	8,402	3.69%	20%	63	5,044	60%
10.0 to 99.99	1,767		8	1,775	32.74%	20%	117	2,084	117%
Subtotal	210,698		34,547	241,585	0.78%	20%	383	35,985	15%
Default	1,329		11	1,330	NA	21%	109	2,789	210%
Total	212,027		34,558	242,915	1.32%	20%	492	38,774	16%

Updates to Westpac’s probability of default (PD) models for Australian residential mortgages has led to significant shifts across PD bands.  In aggregate, the changes have resulted in mortgages being more broadly spread across PD bands and a small reduction in the overall average risk weight for non-defaulted exposures.  As part of the change there has been a $2.5 billion increase in mortgages falling into the 10.0% to 99.99% PD band.  The remainder of the increase in this band relates to a rise in early stage, 30 – 90 day, delinquencies.

1          Outstandings are balances that were drawn down as at the reporting date.

2          Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Australian credit cards portfolio by PD band

31 March 2011			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,444		11,973	7,412	0.05%	79%	3	200	3%
0.10 to 0.25	879		1,646	1,695	0.18%	76%	2	133	8%
0.25 to 1.0	2,165		1,641	3,192	0.54%	78%	14	615	19%
1.0 to 2.5	1,705		1,749	2,665	1.61%	77%	33	1,183	44%
2.5 to 10.0	1,578		363	1,869	4.64%	77%	67	1,729	93%
10.0 to 99.99	582		63	618	25.31%	77%	120	1,248	202%
Subtotal	9,353		17,435	17,451	1.78%	78%	239	5,108	29%
Default	133		13	136	NA	72%	70	365	268%
Total	9,486		17,448	17,587	2.54%	78%	309	5,473	31%

30 September 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	248		1,144	650	0.05%	70%	-	16	3%
0.10 to 0.25	1,574		10,553	5,602	0.22%	71%	9	477	9%
0.25 to 1.0	3,706		5,281	6,413	0.65%	71%	30	1,322	21%
1.0 to 2.5	1,991		568	2,525	1.76%	72%	32	1,122	44%
2.5 to 10.0	1,465		370	1,782	4.72%	73%	61	1,586	89%
10.0 to 99.99	691		119	747	20.68%	73%	113	1,315	176%
Subtotal	9,675		18,035	17,719	1.90%	71%	245	5,838	33%
Default	142		13	143	NA	71%	82	255	179%
Total	9,817		18,048	17,862	2.69%	71%	327	6,093	34%

31 March 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	-		-	-	0.00%	0%	-	-	0%
0.10 to 0.25	1,327		9,784	5,026	0.22%	71%	8	434	9%
0.25 to 1.0	3,082		4,541	5,346	0.66%	71%	25	1,110	21%
1.0 to 2.5	1,568		367	1,956	1.75%	72%	25	864	44%
2.5 to 10.0	1,119		268	1,352	4.78%	73%	47	1,217	90%
10.0 to 99.99	604		132	659	21.01%	73%	102	1,175	178%
Subtotal	7,700		15,092	14,339	1.98%	71%	207	4,800	33%
Default	102		8	102	NA	71%	64	117	114%
Total	7,802		15,100	14,441	2.67%	71%	271	4,917	34%

1          Outstandings are balances that were drawn down as at the reporting date.

2          Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Other retail portfolio by PD band

31 March 2011			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2		1	2	0.05%	80%	-	-	-
0.10 to 0.25	329		571	716	0.16%	50%	1	132	18%
0.25 to 1.0	1,380		1,722	1,969	0.52%	69%	7	1,041	53%
1.0 to 2.5	3,806		1,278	4,066	1.73%	65%	46	3,420	84%
2.5 to 10.0	1,323		679	1,468	5.40%	73%	58	1,698	116%
10.0 to 99.99	851		213	895	26.97%	69%	168	1,376	154%
Subtotal	7,691		4,464	9,116	4.41%	66%	280	7,667	84%
Default	149		47	151	NA	69%	83	301	199%
Total	7,840		4,511	9,267	5.97%	66%	363	7,968	86%

30 September 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	14		101	114	0.10%	62%	-	18	16%
0.10 to 0.25	2		58	12	0.25%	68%	-	4	33%
0.25 to 1.0	1,260		2,080	1,894	0.55%	68%	7	1,020	54%
1.0 to 2.5	3,330		913	3,537	1.66%	65%	38	2,948	83%
2.5 to 10.0	1,680		648	1,832	4.42%	73%	59	2,065	113%
10.0 to 99.99	719		143	757	23.69%	70%	126	1,161	153%
Subtotal	7,005		3,943	8,146	4.05%	68%	230	7,216	89%
Default	137		30	138	NA	69%	75	325	235%
Total	7,142		3,973	8,284	5.64%	68%	305	7,541	91%

31 March 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	15		105	120	0.10%	61%	-	19	16%
0.10 to 0.25	1		61	12	0.25%	68%	-	4	34%
0.25 to 1.0	671		1,640	1,248	0.48%	65%	4	598	48%
1.0 to 2.5	1,300		303	1,445	1.57%	73%	16	1,307	90%
2.5 to 10.0	1,112		198	1,248	4.27%	74%	39	1,412	113%
10.0 to 99.99	446		23	475	23.14%	73%	81	755	159%
Subtotal	3,545		2,330	4,548	4.22%	71%	140	4,095	90%
Default	87		7	87	NA	68%	54	157	181%
Total	3,632		2,337	4,635	6.02%	71%	194	4,252	92%

1          Outstandings are balances that were drawn down as at the reporting date.

2          Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Small business portfolio by PD band

31 March 2011			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	25		27	52	0.07%	20%	-	2	4%
0.10 to 0.25	45		150	141	0.15%	74%	-	37	26%
0.25 to 1.0	2,606		1,254	3,931	0.51%	43%	9	1,271	32%
1.0 to 2.5	3,184		133	3,257	1.46%	39%	18	1,577	48%
2.5 to 10.0	1,451		304	1,663	3.67%	22%	15	565	34%
10.0 to 99.99	254		6	264	29.60%	33%	26	210	80%
Subtotal	7,565		1,874	9,308	2.22%	38%	68	3,662	39%
Default	187		9	194	NA	30%	35	499	257%
Total	7,752		1,883	9,502	4.22%	38%	103	4,161	44%

30 September 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	695		171	710	0.08%	43%	-	73	10%
0.10 to 0.25	816		260	1,076	0.18%	43%	1	187	17%
0.25 to 1.0	2,593		824	3,353	0.51%	24%	4	564	17%
1.0 to 2.5	1,865		204	2,024	1.99%	32%	13	872	43%
2.5 to 10.0	445		186	529	4.69%	32%	7	259	49%
10.0 to 99.99	755		20	776	12.37%	45%	42	654	84%
Subtotal	7,169		1,665	8,468	2.13%	32%	67	2,609	31%
Default	208		12	206	NA	27%	36	407	198%
Total	7,377		1,677	8,674	4.46%	32%	103	3,016	35%

31 March 2010			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	683		170	696	0.08%	43%	-	72	10%
0.10 to 0.25	882		256	1,138	0.18%	43%	1	198	17%
0.25 to 1.0	2,418		755	3,102	0.49%	26%	3	542	17%
1.0 to 2.5	1,956		209	2,120	2.00%	32%	14	915	43%
2.5 to 10.0	449		183	525	4.83%	32%	8	261	50%
10.0 to 99.99	841		20	861	11.93%	45%	45	724	84%
Subtotal	7,229		1,593	8,442	2.23%	34%	71	2,712	32%
Default	212		13	212	NA	28%	41	393	185%
Total	7,441		1,606	8,654	4.63%	33%	112	3,105	36%

1          Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2          Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Credit Risk Exposures continued

Credit loss experience

In the First Half of 2011, clear signs of improving asset quality emerged. In particular:

■              The ratio of stressed assets to total committed exposures has eased;

■              The rate of new stress across the portfolio is decreasing;

■              Upgrades of facilities out of stress and back to performing are rising;

■              Resolution is being reached on a number of impaired loans, resulting in some write-backs; and

■              Impairment charges continue to decline.

The steady improvement in the operating environment has been the major contributor to the progress with good economic growth and low unemployment strengthening consumer and business balance sheets.

While credit quality trends are positive, the overall level of stress remains high relative to long term averages and the work-out of impaired and problem facilities is expected to take some time. The proportion of the portfolio classified as impaired has changed little in First Half 2011. The continued work-out of existing stressed loans has seen some facilities migrate into impaired although this has been largely offset by write-offs and repayments. Write-offs from individually assessed provisions in First Half 2011 were $368 million.

Commercial property continues to remain the most prominent category within impaired assets and while this sector has stabilised, impaired assets remain high as the work-out of previously downgraded assets continues. Mortgage delinquencies increased in First Half 2011, although the levels remain relatively modest and below industry averages and actual losses are minor.

Actual losses

31 March 2011	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	2	1	124	-	127
Business lending	22	9	67	(3)	95
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	7	-	34	-	41
Australian credit cards	166	-	-	(16)	150
Other retail	96	-	-	(16)	80
Small business	19	1	9	(2)	27
Specialised lending	4	4	67	(1)	74
Securitisation	-	-	-	-	-
Standardised	6	-	67	-	73
Total	322	15	368	(38)	667

30 September 2010	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	12 months ended
Corporate	7	1	133	-	141
Business lending	17	8	154	(10)	169
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	18	1	112	(2)	129
Australian credit cards	336	1	-	(13)	324
Other retail	220	1	1	(16)	206
Small business	40	3	19	(4)	58
Specialised lending	3	7	260	(3)	267
Securitisation	-	-	-	-	-
Standardised	4	-	5	(3)	6
Total	645	22	684	(51)	1,300

31 March 2010	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	2	1	2	-	5
Business lending	8	3	44	(1)	54
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	6	-	34	-	40
Australian credit cards	113	-	-	-	113
Other retail	68	-	-	(3)	65
Small business	21	1	9	(1)	30
Specialised lending	2	3	5	-	10
Securitisation	-	-	-	-	-
Standardised	84	3	31	(16)	102
Total	304	11	125	(21)	419

1          Write-offs from individually assessed provisions.

Credit Risk Exposures continued

Regulatory expected losses and actual losses

The following tables compare regulatory expected losses at 31 March 2010, 30 September 2009 and 31 March 2009 to actual losses for the 12 month period following such dates for those Advanced IRB portfolios where regulatory expected losses are calculated.

				Actual Losses
	Regulatory Expected Loss at 31 March 2010			for the 12 months ended
$m	Non-defaulted	Defaulted	Total	31 March 2011
Corporate	497	351	848	263
Business lending	362	237	599	210
Sovereign	1	-	1	-
Bank	4	4	8	-
Residential mortgages	383	109	492	130
Australian credit cards	207	64	271	361
Other retail	140	54	194	221
Small business	71	41	112	55
Specialised lending	516	538	1,054	331
Total	2,181	1,398	3,579	1,571

				Actual Losses
	Regulatory Expected Loss at 30 September 2009[1]			for the 12 months ended
$m	Non-defaulted	Defaulted	Total	30 September 2010
Corporate	529	269	798	141
Business lending	339	199	538	169
Sovereign	1	-	1	-
Bank	6	4	10	-
Residential mortgages	312	104	416	129
Australian credit cards	192	66	258	324
Other retail	131	37	168	206
Small business	87	35	122	58
Specialised lending	479	441	920	267
Total	2,076	1,155	3,231	1,294

				Actual Losses
	Regulatory Expected Loss at 31 March 2009			for the 12 months ended
$m	Non-defaulted	Defaulted	Total	31 March 2010
Corporate	437	666	1,103	662
Business lending	301	151	452	135
Sovereign	1	-	1	-
Bank	5	5	10	-
Residential mortgages	309	114	423	95
Australian credit cards	200	64	264	230
Other retail	147	41	188	141
Small business	84	32	116	73
Specialised lending	463	311	774	152
Total	1,947	1,384	3,331	1,488

The purpose of these tables is to provide insight into the quality of regulatory expected loss as a predictor of actual losses. Reasons why such comparisons need to be made carefully include:

■              Estimates of LGD included in the regulatory expected loss figure for non defaulted exposures include discounting of future cash flows while actual loss has no discounting;

■              Workout times for some transaction-managed portfolios will exceed 12 months meaning that the actual losses reported in any 12 month period may not relate to customers that defaulted in that year; and

■              Regulatory expected loss for defaulted exposures is not a predictor of future impairment charges because it is derived from incurred losses for defaulted exposures assessed using the A-IFRS methodology and already recognised in profit or loss.

1  Figures have been revised since Westpac’s September 2010 Pillar 3 report.

Credit Risk Mitigation

This section describes the way in which The Westpac Group reduces its credit risk by using collateral, guarantees or credit derivatives.

Approach

Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. The minimum standards to be met so that credit risk mitigation can be recognised are embodied in Westpac’s credit rules and policies. All proposals for risk mitigation require a formal submission confirming compliance with these standards, for approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn.

The amount of credit risk mitigation recognised is the face value of the mitigation instrument, which is adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation.

For regulatory capital purposes Westpac addresses credit risk mitigation as follows:

■              exposures secured by cash, eligible financial collateral or where protection is bought via credit linked notes, provided the proceeds are invested in either cash or eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD;

■              exposures that are mitigated by way of eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party on default or non-payment by the customer, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is a financial firm rated A or better; and

■              exposures that are mitigated by way of guarantees, letters of credit, credit default swaps or similar instruments, where the criteria in the preceding point are not met, are treated under the substitution approach.

Structure and organisation

The business unit responsible for managing the overall risk in Westpac’s corporate, sovereign and bank credit portfolios, Westpac Institutional Bank, uses a variety of instruments, including securitisation and single name credit default swaps, to manage loan and counterparty risk. Westpac Institutional Bank includes a dedicated portfolio trading desk with the specific mandate of actively monitoring the underlying exposure and the offsetting hedge book.

Risk reporting

Monthly reports are issued, which detail risk mitigated facilities where the mitigation instruments mature within 30 – 90 days. An independent operational unit supervises this process to ensure that the relevant business and credit risk management units’ decisions are taken and actions implemented in a timely fashion.

Specific reporting is maintained and monitored on the matching of hedges with underlying facilities, with any adjustments to hedges (e.g. unwinds or extensions) managed dynamically.

Netting

Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted.

Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master dealing agreements that allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure.

Collateral valuation and management

Westpac revalues all financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place to ensure calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented via the Support Annex of the International Swaps and Derivatives Association (ISDA) dealing agreement.

Types of collateral taken

Westpac recognises the following as eligible collateral for credit risk mitigation by way of risk reduction:

■              cash (primarily in Australian dollars (AUD), New Zealand dollars (NZD), United States dollars (USD), British pounds (GBP), or Euros (EUR));

■              bonds issued by Australian Commonwealth, State and Territory Government or their Public Sector Enterprises, provided these attract a zero risk-weighting under APS 112;

■              securities issued by other specified ‘AAA’ rated sovereign governments; and

■              credit-linked notes, provided the proceeds are invested in cash or other eligible collateral described above.

Credit Risk Mitigation continued

Guarantor/credit derivative counterparties

For mitigation by risk transfer, Westpac only recognises unconditional irrevocable guarantees or standby letters of credit issued by, or eligible credit derivative protection bought from, the following entities provided they are not related to the underlying obligor:

■    sovereign entities;

■    public sector entities in Australia and New Zealand;

■    banks or securities firms; and

■    other entities with a minimum risk grade equivalent of ‘A3’/ ‘A-’.

Market and/or credit risk concentrations

When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre-mitigation) and net exposure.

Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties.

All exposures to risk transfer counterparties are separately approved under Westpac’s usual credit approval process, with the amount and tenor of mitigation recorded against the counterparty in Westpac’s exposure management systems. The credit quality of mitigation providers is reviewed regularly in accordance with Westpac’s usual periodic review processes.

Market risks arising from credit risk mitigation activities are managed similarly to market risks arising from any other trading activities.

These risks are managed under either the market risk banking book or trading book frameworks as appropriate.

Total exposure covered by collateral, credit derivatives and guarantees1

				Total exposure for		Credit Risk Mitigants
31 March 2011	Total before	Impact of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[2]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	90,651	(433)	90,218	4,869	2,750	27	406
Sovereign	17,977	-	17,977	415	6	396	-
Bank	19,285	433	19,718	6,318	1,397	221	1,315
Standardised	-	-	-	-	-	-	-
Total	127,913	-	127,913	11,602	4,153	644	1,721

				Total exposure for	Credit Risk Mitigants
30 September 2010	Total before	Impact of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[2]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	91,455	(463)	90,992	4,962	2,860	53	410
Sovereign	15,813	-	15,813	250	-	250	-
Bank	18,542	463	19,005	4,172	901	169	1,432
Standardised	-	-	-	-	-	-	-
Total	125,810	-	125,810	9,384	3,761	472	1,842

				Total exposure for		Credit Risk Mitigants
31 March 2010	Total before	Impact of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[2]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	80,855	(470)	80,385	5,285	2,760	53	417
Sovereign	13,104	-	13,104	328	-	328	-
Bank	18,991	470	19,461	3,029	448	178	1,397
Standardised	39,524	-	39,524	1,289	395	55	-
Total	152,474	-	152,474	9,931	3,603	614	1,814

1          Includes Corporate, Business Lending, and Bank exposures only for portfolios formerly originated by St.George Bank.

2          Impact of credit mitigation under the substitution approach.

Counterparty Credit Risk

This section describes Westpac’s exposure to credit risk arising from its financial markets business.

Approach

Westpac’s process for managing derivatives and counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac simulates future market rates by imposing shocks on correlation and volatility factors and assessing the effect these shocks have on the mark-to-market value of Westpac’s positions. These simulated exposure numbers are then checked against pre-settlement risk limits that are set at the counterparty level.

Structure and organisation

The Financial Markets (FM) and Treasury Credit management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products.

Risk reporting

Westpac actively reassesses and manages the counterparty credit exposure sourced from the derivatives business via an end-of-day Monte Carlo simulation of the derivatives portfolio that updates forecasts of potential future credit exposure for movements in market rates. This information is then loaded against the FM credit limit management system. Limit violations or excesses are segregated in a report, which is actioned under strict timeframes by credit managers.

Risk mitigation

Mitigation is achieved in a number of ways:

■              the limit system monitors for breaches of the pre-determined limits, with any excesses being immediately notified to credit officers;

■              Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met;

■              credit derivatives are used to mitigate credit exposure against certain counterparties;

■              incorporating right-to-break in Westpac’s contracts, effectively reducing the tenor of the risk;

■              signing ISDA netting agreements, thus allowing the exposure across a portfolio of trades to be netted;

■              regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts; and

■              downgrade triggers in documentation that, if breached, require the counterparty to provide collateral.

Credit limits

The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the EAD for derivative exposures.

EAD for derivative exposures is based on expected future exposure (EFE). EFE is calculated as the average of all positive to market values. EFE calculation takes into account eligible netting agreements. All EFE exposures are scaled up in order to capture the dependency between market values of transactions across counterparties, and the correlation between market and credit risks.

Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

Securing collateral and establishing credit reserves

Most collateral agreements negotiated by Westpac require daily reassessment of exposure positions in order to determine whether additional collateral must be called for. Under this process, the market value of the customer’s portfolio is assessed daily with demands being sent out by the collateral team on the following day. The collateral received is subject to ‘haircuts’ (discounted values), depending on type and maturity.

Wrong-way risk exposures

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. Wrong-way risk exposures refer to derivative transactions for which there is significant positive dependency between counterparty’s default and the mark-to-market value of the transaction. There should be no obvious correlation between the protection seller and the customer (e.g. bought protection covering a government risk should not be bought from a bank or entity controlled or owned by that government). All transactions, including credit derivatives, are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac’s credit rating1

Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch downgrade, postings of $149m; while for a two notch downgrade, postings would be $539m.

1   Credit rating downgrade postings are cumulative.

Securitisation

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

■              traditional or true sale securitisations, which involve the legal transfer of ownership of the underlying asset pool to a third party; and

■              synthetic transactions, where the ownership of the pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Approach

Westpac’s involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes the provision of securitisation services and funding for clients, including clients wishing to access capital markets.

Securitisation of Westpac originated assets - Securitisation is a funding, liquidity and capital management tool. It allows Westpac the ability to liquefy a pool of assets and increase the Group’s wholesale funding capacity. Westpac may provide arm’s length facilities to the securitisation vehicles. The facilities entered into typically include the provision of liquidity, funding, underwriting and derivative contracts.

Westpac has entered into on balance sheet securitisation transactions whereby loans originated by Westpac are transformed into stocks of saleable mortgage backed securities and held in the originating bank’s liquid asset portfolio. These ‘self securitisations’ do not change risk weighted assets.1

Securitisation in the management of Westpac’s credit portfolio - Westpac uses securitisation, including portfolio credit default swaps, to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities. Transactions are entered into to manage counterparty credit risk or concentration risks.

Provision of securitisation services, including funding and management of conduit vehicles - Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include access to the Asset Backed Commercial Paper Market through Waratah, the Westpac-sponsored securitisation conduit; the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet; and arranging Asset-Backed Bond issues. Crusade is a securitisation conduit that holds investments in investment grade rated bonds. Westpac provides facilities to Waratah and Crusade including liquidity, funding, underwriting, credit enhancement and derivative contracts.

Westpac’s role in the securitisation process

Securitisation activity	Role played by Westpac

Securitisation of Westpac originated assets	■	Asset originator	■	Swap provider
	■	Facility provider	■	Trust manager
	■	Servicer	■	Note holder

Securitisation in the management of Westpac’s credit portfolio	■	Hedger - protection purchaser
	■	Investor - protection seller
	■	Investor - purchaser of securitisation exposures

Provision of securitisation services including funding and management of conduit vehicles	■ ■	Arranger Bond distributor	■ ■	Liquidity facility provider Servicer
	■	Credit enhancement provider	■	Swap counterparty
	■	Funder

1   The credit exposures of the underlying loans are measured in accordance with APS 112 and APS 113.

Securitisation continued

Key Objectives

Securitisation of Westpac originated assets - The securitisation of Westpac’s own assets provides funding diversity, assists in capital management and is a core tool of liquidity management.

Securitisation in the management of Westpac’s credit portfolio - Westpac acts as principal in transactions and will buy and sell protection in order to meet its portfolio management objectives. Westpac also purchases securitisation exposures in order to earn income. All securitisation activity must follow Westpac’s credit approval processes.

Provision of securitisation services including funding and management of conduit vehicles - Westpac receives market-based fees in return for its services as servicer, swap counterparty, arranger and facility provider and programme fees, interest margins and bond distribution fees on warehouse and term funding facilities.

Structure and organisation

Securitisation of Westpac originated assets - Westpac’s Treasury operation is responsible for all Westpac originated securitisation activity including funding, liquidity and capital management.

Securitisation in the management of Westpac’s credit portfolio - Westpac’s exposure arising from securitisation, including portfolio hedging, is managed by Westpac Institutional Bank (WIB) and integrated within Westpac’s standard risk reporting and management systems.

Provision of securitisation services including funding and management of conduit vehicles - These services are provided by WIB and include the provision of liquidity, credit enhancement, funding and derivative facilities and servicer and arranger services.

Risk reporting

Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac.

Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries.

Market risk exposure - Exposures arising from transactions with securitisation conduits and other counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework.

Liquidity risk exposure - Exposure to and the impact of securitisation transactions are managed under the Liquidity Risk Management framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the level of securitisation of Westpac originated assets.

Risk mitigation

Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac’s hedging arrangements to each securitisation trust are captured and managed within Westpac’s asset and liability management framework. The liquidity risk generated by Westpac’s liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with the Group’s liquidity management policies along with all other contingent liquidity facilities.

Securitisation in the management of Westpac’s corporate and institutional credit portfolio - Transactions are approved in accordance with Westpac’s credit risk mitigation policy (see pages 45 and 46).

Provision of securitisation services including funding and management of conduit vehicles - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk policies that govern the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to credit risk mitigation policy (see pages 45 and 46). Any interest rate or currency hedging is subject to counterparty credit risk management (see page 47) and market risk management (see pages 55 and 56) policies and processes.

Regulatory capital approaches

The regulatory capital treatment of all securitisation exposures is undertaken in accordance with APS 120 Securitisation. The approaches employed include the Standardised approach (no longer applicable for Westpac), the Ratings-Based Approach (RBA), where the regulator provides risk-weights that are matched to external credit ratings, and the Internal Assessment Approach (IAA), which largely mirrors the RBA. The Supervisory Formula (SF), which determines a capital charge based on the attributes of the securitisation structure through an industry standard formula with pre-determined parameters, is used where the RBA and IAA are deemed inappropriate.

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac’s calculation of risk-adjusted assets if the requirements of APS 120 are satisfied. Westpac applies the RBA when determining regulatory capital treatments for these securitisation exposures.

In instances where the operational requirements of APS 120 are not met, capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges as per APS 120.

Securitisation continued

Securitisation in the management of Westpac’s credit portfolio - Unless Westpac makes an election under APS 120, the underlying assets subject to synthetic securitisation are excluded from Westpac’s calculation of risk adjusted assets. They are replaced with the risk-weight of the applicable securitisation instrument, usually a credit default swap or underlying cash collateral. Westpac applies the Standardised approach, the RBA and the SF when determining regulatory capital treatments for securitisation exposures arising from the management of its credit portfolio.

Provision of securitisation services including funding and management of conduit services - Westpac applies the RBA and the IAA methodology when determining regulatory capital requirements for the facilities associated with the provision of securitisation services to the Waratah securitisation conduit. Regulatory capital for the Crusade securitisation conduit is determined in accordance with APS113 pursuant to APS120, Attachment B, Paragraph 23 (Maximum Capital Provision).

The regulatory capital treatment of these derivatives for securitisation exposures is currently undertaken in accordance with APS 113 pending resolution of issues relating to the practical application of APS 120 to this exposure. The difference in regulatory capital calculations using APS 120 and APS 113 is immaterial.

The External Credit Assessment Institutions that can be used by Westpac for securitisations are Fitch, Moody’s and Standard & Poor’s.

Westpac’s accounting policies for securitisation activities

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac’s balance sheet for accounting purposes.

Securitisation in the management of Westpac’s credit portfolio - For risk mitigation using synthetic securitisation, the underlying assets remain on Westpac’s balance sheet for accounting purposes. The accounting treatment of the assets will depend on their nature. They could include loans and receivables, available for sale securities or derivatives. The most common form of synthetic securitisation is via a credit default swap, which is treated as a derivative and recognised in the profit and loss statement at fair value.

For investment in securitisation exposures, if the instrument includes a credit default swap, the exposure will be fair valued through the profit and loss statement. Other securitisation exposures will be fair valued through the balance sheet unless Westpac makes an election at the time of purchase to fair value through the profit and loss statement.

Provision of securitisation services including funding and management of conduit vehicles - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans.

Exposure at Default by exposure type

This table shows Westpac’s credit risk exposure arising from its participation in the securitisation business1.

31 March 2011	Originated	Credit portfolio	Provision of	Total Exposure
$m	assets	management	services	at Default
Liquidity facilities	71	-	4,908	4,979
Funding facilities	170	-	10,578	10,748
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	304	304
Derivative transactions	672	-	-	672
Other	-	1,825	177	2,002
Total	913	1,825	15,967	18,705

30 September 2010	Originated	Credit portfolio	Provision of	Total Exposure
$m	assets	management	services	at Default
Liquidity facilities	91	-	4,149	4,240
Funding facilities	200	-	10,815	11,015
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	263	263
Derivative transactions	433	-	-	433
Other	-	1,728	94	1,822
Total	724	1,728	15,321	17,773

31 March 2010	Originated	Credit portfolio	Provision of	Total Exposure
$m	assets	management	services	at Default
Liquidity facilities	91	-	4,210	4,301
Funding facilities	209	-	12,742	12,951
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	281	281
Derivative transactions	138	-	1	139
Other	169	1,723	132	2,024
Total	607	1,723	17,366	19,696

1   Geographic, industry and maturity breakdowns for securitisation exposures have been provided in the credit risk exposures section of this report beginning on page 21.

Securitisation continued

Exposure at Default by risk weight band

This table shows credit risk exposure arising from participation in the securitisation business broken down by risk weight bands.

31 March 2011	Originated	Credit portfolio	Provision of	Total Exposure	Total Risk
$m	assets	management	services	at Default	Weighted Assets
Less than or equal to 10%	-	1,510	1,119	2,629	184
Greater than 10 - 20%	913	108	13,077	14,098	2,212
Greater than 20 - 30%	-	-	-	-	-
Greater than 30 - 50%	-	29	1,233	1,262	519
Greater than 50 - 75%	-	68	46	114	78
Greater than 75 - 100%	-	-	271	271	271
Greater than 100 - 250%	-	73	17	90	117
Greater than 250 - 425%	-	8	-	8	21
Greater than 425 - 650%	-	-	127	127	828
Other	-	-	-	-	-
Deductions	-	29	77	106	-
Total	913	1,825	15,967	18,705	4,230

30 September 2010	Originated	Credit portfolio	Provision of	Total Exposure	Total Risk
$m	assets	management	services	at Default	Weighted Assets
Less than or equal to 10%	724	1,439	434	2,597	162
Greater than 10 - 20%	-	75	12,421	12,496	1,922
Greater than 20 - 30%	-	-	-	-	-
Greater than 30 - 50%	-	91	1,842	1,933	841
Greater than 50 - 75%	-	-	24	24	17
Greater than 75 - 100%	-	78	268	346	327
Greater than 100 - 250%	-	-	17	17	43
Greater than 250 - 425%	-	8	151	159	675
Greater than 425 - 650%	-	-	95	95	615
Other	-	-	-	-	-
Deductions	-	37	69	106	NA
Total	724	1,728	15,321	17,773	4,602

31 March 2010	Originated	Credit portfolio	Provision of	Total Exposure	Total Risk
$m	assets	management	services	at Default	Weighted Assets
Less than or equal to 10%	248	1,408	1,125	2,781	205
Greater than 10 - 20%	-	53	13,187	13,240	2,045
Greater than 20 - 30%	59	132	-	191	48
Greater than 30 - 50%	48	-	1,879	1,927	845
Greater than 50 - 75%	-	-	33	33	24
Greater than 75 - 100%	78	15	770	863	822
Greater than 100 - 250%	-	55	142	197	474
Greater than 250 - 425%	6	-	184	190	802
Greater than 425 - 650%	-	9	30	39	231
Other	-	-	-	-	-
Deductions	168	51	16	235	NA
Total	607	1,723	17,366	19,696	5,496

Securitisation continued

Exposures deducted from capital

This table shows securitisation exposures required to be deducted from capital under APS120 by type of underlying asset.1,2

	31 March	30 September	31 March
$m	2011	2010	2010
Residential mortgages	19	8	132
Credit cards	-	-	-
Auto and equipment finance	3	5	47
Business lending	-	-	-
Other	84	93	56
Total	106	106	235

Securitisations subject to early amortisation treatment

There are no securitisations subject to early amortisation treatment.

New facilities provided to securitisation schemes

This table shows the notional amount of new facilities provided to securitisation schemes for the relevant period.

	For the 6 mth period ended
31 March 2011	Originated	Credit portfolio	Provision of	Total
$m	assets[3]	management	services	Amount
Liquidity facilities	17	-	474	491
Funding facilities	10	-	1,097	1,107
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	1,000	-	-	1,000
Other	-	-	100	100
Total	1,027	-	1,671	2,698

	For the 12 mth period ended
30 September 2010	Originated	Credit portfolio	Provision of	Total
$m	assets[3]	management	services	Amount
Liquidity facilities	20	-	115	135
Funding facilities	20	-	2,007	2,027
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	4,639	-	-	4,639
Other	-	-	-	-
Total	4,679	-	2,122	6,801

	For the 6 mth period ended
31 March 2010	Originated	Credit portfolio	Provision of	Total
$m	assets[3]	management	services	Amount
Liquidity facilities	20	-	8	28
Funding facilities	20	-	600	620
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	1,983	-	-	1,983
Other	-	-	-	-
Total	2,023	-	608	2,631

1	Capital deductions for securitisation exposures are taken 50% from Tier 1 capital and 50% from Tier 2 capital.
2

At 31 March 2011 the deduction for capitalised start up, establishment and other securitisation costs was $8m ($8m as at 30 September 2010 and $34m as at 31 March 2010), which forms part of the capital deduction for capitalised expenditure shown in the capital structure on page 10.

3	All new facilities provided to Westpac originated asset securitisation schemes for the current period relate to self securitisations.

Securitisation continued

Summary of assets securitised

This table shows outstanding securitisation exposures for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by The Westpac Group during the current period.

Securitised assets are held in securitisation trusts. Trusts to which assets have been transferred in accordance with APS 120 do not form part of the Level 2 consolidated Group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS 112 and APS 113.

	Total outstanding					Westpac
31 March 2011	Traditional	Synthetic	Self	Impaired	Past due	recognised
$m	Securitisation	Securitisation	Securitisation	loans	assets	losses
Residential mortgages	11,612	-	33,432	12	176	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	241	-	-	3	2	-
Business lending	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	11,853	-	33,432	15	178	-

	Total outstanding					Westpac
30 September 2010	Traditional	Synthetic	Self	Impaired	Past due	recognised
$m	Securitisation	Securitisation	Securitisation	loans	assets	losses
Residential mortgages	12,274	-	37,918	17	132	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	400	-	-	3	1	-
Business lending	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	12,674	-	37,918	20	133	-

	Total outstanding					Westpac
31 March 2010	Traditional	Synthetic	Self	Impaired	Past due	recognised
$m	Securitisation	Securitisation	Securitisation	loans	assets	losses
Residential mortgages	14,144	-	38,577	15	111	2
Credit cards	-	-	-	-	-	-
Auto and equipment finance	588	-	-	5	2	-
Business lending	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	14,732	-	38,577	20	113	2

Securitisation continued

Underlying exposures originated into securitisation schemes

This table shows assets transferred into securitisation schemes by underlying asset type for the relevant period.

31 March 2011	Amount securitised for the	Recognised gain or
$m	6 months ended[1]	loss on sale
Residential mortgages	993	-
Credit cards	-	-
Auto and equipment finance	-	-
Business lending	-	-
Other	-	-
Total	993	-

30 September 2010	Amount securitised for the	Recognised gain or
$m	12 months ended[1]	loss on sale
Residential mortgages	6,605	-
Credit cards	-	-
Auto and equipment finance	-	-
Business lending	-	-
Other	-	-
Total	6,605	-

31 March 2010	Amount securitised for the	Recognised gain or
$m	6 months ended[1]	loss on sale
Residential mortgages	2,845	-
Credit cards	-	-
Auto and equipment finance	-	-
Business lending	-	-
Other	-	-
Total	2,845	-

1	All exposures originated into securitisations for the current period relate to self securitisations.

Market Risk

Westpac’s exposure to market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the standard method and the internal model approach, details of which are provided below.

Approach

Trading activities are controlled by a Board-approved market risk framework that incorporates a Board-approved value at risk (VaR) limit. VaR is the primary mechanism for measuring and controlling market risk. Market risk is managed using VaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon business strategies and experience, in addition to the consideration of market liquidity and concentration risk. All trades are fair valued daily, using independently sourced or reviewed rates. Rates that have limited independent sources are reviewed at least on a monthly basis.

Financial Markets’ trading activity represents dealings that encompass book running and distribution activity. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk.

Group Treasury’s trading activity represents dealings that include the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding task, liquid asset portfolios and foreign exchange repatriations.

VaR limits

Market risks arising from trading activities are primarily measured using VaR based on historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated over a 1-day time horizon to a 99% confidence level using 1 year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables.

The BRMC has approved an overall market risk VaR limit for trading activities. MARCO has approved separate VaR sub-limits for the trading activities of Financial Markets and Group Treasury.

Backtesting

Daily backtesting of VaR results is performed to ensure that model integrity is maintained. A review of both the potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data.

Stress testing

Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. An escalation framework around selective stress tests is approved by MARCO.

Profit and loss notification framework

The BRMC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total.

Structure and organisation

A separate independent Financial Markets & Treasury Risk (FM&TR) unit is responsible for the daily measurement and monitoring of market risk exposures. This unit performs daily stress and scenario tests on the trading portfolios to quantify the impact of extreme or unexpected movements in market factors. Stress and scenario tests include historical market movements, tests defined by the market risk committees or management and independent scenarios developed by Westpac’s economics department.

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by the FM&TR unit, which monitors market risk exposures against VaR and structural limits. Daily VaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity (including specific risk) risks. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method.

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risks are consolidated into portfolios based on product and risk type. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

■              trading authorities and responsibilities are clearly delineated at all levels;

■              a structured system of limits and reporting of exposures;

■              all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;

■              models that are used to determine risk or profit and loss for Westpac’s accounts are independently reviewed;

Market Risk continued

■              duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and

■              legal counsel approves documentation for compliance with relevant laws and regulations.

In addition, internal audit independently review compliance with policies, procedures and limits.

Segregation of duties is a significant feature of Westpac’s internal controls. Separation of persons executing transactions from those responsible for processing contracts, confirming transactions, settling transactions, approving the accounting methodology or entries and performing revaluations minimises opportunities for fraud.

Market Risk regulatory capital and risk weighted assets

	31 March	30 September	31 March
$m	2011	2010	2010
Internal model approach	237	156	273
Standardised approach	361	260	264
Total Capital Required	598	416	537
Risk Weighted Assets	7,472	5,201	6,707

VaR by risk type

31 March 2011	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	32.9	12.8	20.9	27.8
Foreign exchange risk	8.0	0.8	3.3	6.0
Equity risk	0.9	0.2	0.4	0.6
Commodity risk	3.4	1.2	2.0	1.8
Other market risks	23.2	19.1	21.7	22.6
Diversification benefit	N/A	N/A	(19.8)	(22.8)
Net market risk[1]	44.6	19.9	28.5	36.0

30 September 2010	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	25.6	11.2	18.0	17.7
Foreign exchange risk	5.0	1.0	2.5	2.4
Equity risk	0.9	0.3	0.5	0.7
Commodity risk	3.3	1.3	1.9	2.1
Other market risks	27.5	15.8	19.3	20.1
Diversification benefit	N/A	N/A	(17.0)	(14.0)
Net market risk[1]	35.9	17.1	25.2	29.0

31 March 2010	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	50.8	13.3	28.5	15.1
Foreign exchange risk	8.0	0.6	3.1	1.3
Equity risk	1.6	0.4	0.9	0.4
Commodity risk	1.9	0.5	1.1	1.7
Other market risks	18.3	11.7	14.3	17.6
Diversification benefit	N/A	N/A	(17.6)	(15.1)
Net market risk[1]	51.1	18.3	30.3	21.1

1

The Highs (Lows) by risk types will likely be determined by different days in the period. As such, the sum of these figures will not reflect the High (Low) net market risk, which reflects the highest (lowest) aggregate risk position in the period.

Market Risk continued

Back-testing results

The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 31 March 2011.

Each point on the graph represents 1 day’s trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation. Any point below this line represents a back-test exception (i.e. where the loss is greater than the VaR). The one instance where the loss is greater than VaR was the result of market moves on 15 March 2011 due to increased radiation levels detected near Tokyo which shocked Japanese financial markets and moved markets around the world.

Operational Risk

Operational risk is defined at Westpac as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic and reputation risk. Westpac’s operational risk definition is aligned to APS 115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk.

Approach

Westpac has been accredited to use the Advanced Measurement Approach (AMA) in accordance with APS 115, including portfolios formerly originated by St.George Bank from June 2010. Westpac’s operational risk is measured and managed in accordance with the policies and processes defined in its Operational Risk Management Framework.

Westpac’s Operational Risk Management Framework

The Operational Risk Management Framework provides a Group framework to facilitate a consistent approach to the:

■              identification, measurement and management of operational risks that may impede the Group’s ability to achieve its strategic objectives and vision;

■              identification and escalation of operational risk and compliance incidents in order to minimise potential financial losses, reputational damage and shareholder, community, employee and regulatory impacts; and

■              calculation and allocation of operational risk capital.

The key components of Westpac’s operational risk management framework are listed below:

Governance - The governance structure provides clearly defined roles and responsibilities for overseeing and reviewing operational risk exposure and management.

The Board and BRMC are supported by forums including the Westpac Group Operational Risk and Compliance Committee (Group OPCO) that monitors operational risk profiles and the effectiveness of operational risk management practices; the Operational Risk Capital Estimates Committee (OPCEC) that oversees and monitors operational risk capital modelling and reporting; and the Operational Risk Leadership Team (ORLT) responsible for the ongoing development and embedding of a robust and consistent approach to Operational Risk across the Group, and the provision of an appropriate level of risk oversight, monitoring and reporting.

Data quality - The framework includes principles and processes to ensure the integrity of operational risk data used to support management decision-making and calculate capital. The principles apply to the capture, transformation, storage, access, maintenance and reporting of operational risk data. Operational risk data is subject to independent validation on a regular basis.

Incident management - The process of incident management involves identifying operational risk incidents, capturing them in the central Operational Risk system and escalating them to appropriate levels of management.  Early identification and ownership supports the ability to minimise any immediate impacts of the incidents, address the root causes, and devise and monitor management actions required to strengthen the control environment.

Key Indicators (KIs) - The framework defines requirements and processes for KIs, which are quantitative indicators used by management to monitor the operational risk profile.

Scenario Analysis - Enterprise-wide extreme scenario analysis is used to assess the impacts of potential adverse events originating from the internal and external operational environment, assess the adequacy of controls and management preparedness, and formulate action plans as necessary.

Risk and Control Assessments (RCAs) - RCA is a forward-looking tool used to manage Westpac’s operational risk profile by identifying and assessing operational risks and the adequacy of controls, with management action planning to reduce risks that are outside of risk appetite. The RCAs are used as a direct input into the current operational risk capital model.

Operational risk in projects - The framework defines requirements for understanding and managing the operational risk implications of projects.

Westpac ADI – AMA capital model overview

Operational risk regulatory and economic capital are calculated on a quarterly basis. The capital model is reviewed annually to re-assess the appropriateness of the model framework, methodology, assumptions and parameters in light of changes in the operational risk profile and industry developments.

Westpac’s operational risk capital model includes both expected and unexpected losses arising from operational risk events. Westpac’s operational risk capital is based on three data sources:

■     Internal loss data - historical data on operational risk losses that have occurred at Westpac;

■     External loss data - historical data on operational risk losses that have occurred at other financial institutions; and

■     Scenario Analysis data, including data from Risk and Control Assessments.

Each of these data sources measures the internal and external operational risk profile, across the spectrum of operational risk losses, from both historical and forward-looking perspectives.

Operational Risk continued

Westpac’s AMA methodology is based on the Loss Distribution Approach. Capital is estimated by simulating distributions of operational risk losses for each data source. The final capital estimate is a weighted average of the capital calculated for each data source.

Expected loss offsets and risk mitigation

No adjustments or deductions are currently made to Westpac’s measurement of operational risk regulatory capital for the mitigating impacts of insurance or expected operational risk losses.

Operational Risk regulatory capital and risk weighted assets

	31 March	30 September	31 March
$m	2011	2010	2010
Total Capital Required	1,597	1,586	1,810

Risk Weighted Assets	19,960	19,824	22,624

Equity Risk

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group.

Structure and organisation

Any changes to the portfolio and transactional limits for Westpac’s direct equity investments are approved under delegated authority from the Westpac Board. The BRMC also approves the Equity Risk Management framework.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved annually.

Risk mitigation

Westpac does not use financial instruments to mitigate its exposure to equities in the banking book.

Banking book positions

Equity underwriting and warehousing risk - As a financial intermediary Westpac underwrites listed and unlisted equities. Equity warehousing activities require the acquisition of assets in anticipation of refinancing through a combination of senior, mezzanine and capital market debt and listed, unlisted and privately placed equity.

Investment securities - Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities - Equity securities that have a quoted market price are carried at their fair value. Fair value is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique. This includes the use of recent arms-length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants to price similar instruments. Where fair value is not determined based upon an actively traded market price, judgement is required to take into consideration the impact of liquidity, concentration, uncertainty of market factors, pricing assumptions and other risks affecting the specific instrument. In the event that the fair value of an unlisted security cannot be measured reliably, these investments are measured at cost.

Where the investment is held for long term strategic purposes, these investments are accounted for either as available for sale, with changes in fair value being recognised in equity, or at fair value through profit and loss.

Other related matters

■              For the periods reported the book value of certain unlisted investments are measured at cost because the fair value cannot be reliably measured. These investments represent minority interests in companies for which active markets do not exist and quote prices are not available. For all other equity exposures book value equals fair value.

■              Fair value should not differ to the listed stock price. Should a listed stock price not be available, it is estimated using the techniques referred to above.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

■              A VaR limit (in conjunction with structural limits) is used to manage equity risk in the equity trading business in Financial Markets. This limit is a sub-limit of the BRMC approved VaR limit for Financial Markets trading activities; and

■              Investment exposures are reported monthly.

Equity Risk continued

Book value of listed equity exposures by industry classification

	31 March	30 September	31 March
$m	2011	2010	2010
Business services	70	65	60
Property	28	30	10
Finance and insurance	104	244	315
Construction	-	-	-
Mining	-	-	-
Total	202	339	385

Book value of unlisted equity exposures by industry classification

	31 March	30 September	31 March
$m	2011	2010	2010
Business services	80	75	73
Property	16	14	6
Finance and insurance	62	56	55
Construction	-	-	-
Mining	14	11	9
Total	172	156	143

Gains/losses

	31 March	30 September	31 March
$m	2011	2010	2010
Cumulative realised gains (losses)	47	19	18
Total unrealised gains (losses) through profit & loss	5	14	5
Total unrealised gains (losses) through equity	20	35	106
Total latent revaluation gains (losses)	-	-	-
Amounts included in Tier 1/Tier 2 capital	14	30	53

Interest Rate Risk in the Banking Book

Interest Rate Risk in the Banking Book (IRRBB) is the risk to interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities.

Approach

The banking book activities that give rise to market risk include lending activities, balance sheet funding and capital management. Interest rate risk, currency risk and funding and liquidity risk are inherent in these activities. Group Treasury’s Asset & Liability Management (ALM) unit is responsible for managing market risk arising from Westpac’s banking book activity.

All material regions, business lines and legal entities are included in Westpac’s IRRBB framework.

Asset and liability management

ALM manages the structural interest rate mismatch associated with the transfer priced balance sheet, including the investment of Westpac’s capital to its agreed benchmark duration. A key risk management objective is to achieve reasonable stability of Net Interest Income (NII) over time. These activities are performed under the oversight of MARCO and the Financial Markets & Treasury Risk (FM&TR) unit.

Net Interest Income sensitivity

NII sensitivity is managed in terms of the net interest income-at-risk (NaR) modelled over a three year time horizon to a 99% confidence interval for movements in wholesale market interest rates. A simulation model is used to calculate Westpac’s potential NaR. The NII simulation framework combines the underlying statement of financial position data with assumptions about runoff and new business, expected repricing behaviour and changes in wholesale market interest rates. Simulations using a range of interest rate scenarios are used to provide a series of potential future NII outcomes. The interest rate scenarios modelled include those projected using historical market interest rate volatility as well as 100 and 200 basis point shifts up and down from current market yield curves. Additional stressed interest rate scenarios are also considered and modelled.

A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes. Both on and off-balance sheet instruments are then used to manage the interest rate risk.

NaR limit

The BRMC has approved a NaR limit. This limit is managed by the Group Treasurer and is expressed as a deviation from benchmark hedge levels over a one-year rolling time frame, to a 99% level of confidence. This limit is monitored by FM&TR.

VaR limit

The BRMC has also approved a VaR limit for ALM activities. This limit is managed by the Group Treasurer and monitored by FM&TR. Additionally, FM&TR sets structural risk limits to prevent undue concentration of risk.

Structural foreign exchange rate risk

Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac’s capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. As exchange rates fluctuate the Australian dollar equivalent of offshore earnings and capital is subject to change, which could introduce significant variability to Westpac’s reported financial results. ALCO determines the appropriateness of foreign exchange earnings volatility, associated limits and the derivatives used to hedge the variability. The identification and management of structural foreign exchange risk is reported to ALCO monthly.

Risk reporting

Interest rate risk in the banking book risk measurement systems and personnel are centralised in Sydney. These include front office product systems, which capture all treasury funding and derivative transactions; the transfer pricing system, which captures all retail and other business transactions; non-traded VaR systems, which calculate Group Treasury VaR; and, the NII system, which calculates NaR.

Daily monitoring of current exposure and limit utilisation is conducted independently by FM&TR, which monitors market risk exposures against VaR, NaR and structural risk limits. Management reports detailing structural positions and VaR are produced and distributed daily for use by dealers and management across all stakeholder groups. Monthly and quarterly reports are produced for the senior management market risk forums of MARCO and BRMC respectively to provide transparency of material market risks and issues.

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac’s exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow, fair value and net investment hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 and therefore are accounted for in the same way as derivatives held for trading.

The same controls used to monitor traded market risk allow for continuous monitoring by management.

IRRBB continued

Change in economic value of a sudden upward and downward movement in interest rates

31 March 2011	200bp parallel	200bp parallel
$m	increase	decrease
AUD	98.1	(100.2)
NZD	(1.3)	1.9
USD	-	-
Total	96.8	(98.3)

30 September 2010	200bp parallel	200bp parallel
$m	increase	decrease
AUD	47.9	(46.5)
NZD	7.7	(8.5)
USD	-	-
Total	55.6	(55.0)

31 March 2010	200bp parallel	200bp parallel
$m	increase	decrease
AUD	11.1	(7.6)
NZD	2.2	(3.0)
USD	-	-
Total	13.3	(10.6)

VaR results for non-traded interest rate risk

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	31 March	30 September	31 March
$m	2011	2010	2010
High	6.8	6.3	22.4
Low	1.6	1.4	1.5
Average	3.7	3.6	5.4
Period end	5.6	3.1	5.3

Interest rate risk in the banking book regulatory capital and risk weighted assets

	31 March	30 September	31 March
$m	2011	2010	2010
Total Capital Required	1,177	1,176	846
Risk Weighted Assets	14,708	14,697	10,573

Liquidity Risk

Liquidity risk is the risk that the bank will be unable to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses.

Approach

Group-wide liquidity management is the responsibility of the Group Treasurer under the oversight of the BRMC and ALCO. Liquidity modelling is performed for the Westpac Group.

Key aspects of the liquidity management strategy are:

Liquidity risk management framework

The BRMC approves Westpac’s policies for liquidity risk management annually or bi-annually as appropriate, including:

■              modelling approach;

■              scenarios covered;

■              limit determination; and

■              levels of liquid asset holdings.

Funding strategy

Group Treasury undertakes an annual review of the funding profile consistent with expected market conditions and the balance sheet growth of customer deposits and loans. The funding strategy is approved by BRMC annually.

To further strengthen the management of the Group’s funding, the Stable Funding Ratio (SFR) is used to focus on the composition and stability of the overall funding base. Stable funding consists of customer deposits, equity and wholesale term funding with residual maturity greater than twelve months (including securitisation). As at 31 March 2011, the stable funding ratio was 79% (80% as at 30 September 2010).

Contingency planning

Group Treasury maintains a Crisis Management Action Plan that details the broad actions that should be taken by Westpac in the event of a ‘funding crisis’. The report is reviewed and approved by ALCO and is aligned with the Group’s broader situation management procedures.

Minimum liquid asset holdings

Westpac holds a portfolio of high quality liquid assets as a buffer against unforeseen funding requirements. The BRMC annually approves liquid asset limits.

Westpac complies with local regulatory liquidity requirements in its offshore operations. Westpac has been granted a global liquidity concession by the Financial Services Authority in the United Kingdom, under which many aspects of liquidity regulation of its UK operations are performed by APRA.

Liquidity reporting

Daily monitoring of the liquidity risk position is conducted by the Group’s Financial Markets & Treasury Risk (FM&TR) unit, which monitors compliance with crisis funding, normal funding and liquid asset holding limits. The daily liquidity risk reports are circulated to, and reviewed by, local and senior staff in both Treasury and the independent FM&TR unit. Summary liquidity reports are submitted to ALCO and APRA monthly, and to BRMC quarterly.

Appendix I

The following table cross-references the quantitative disclosure requirements given by Attachment A of APS 330 to the quantitative disclosures made in this report.

APS 330 Attachment A reference		Westpac disclosure	Page

Table 1: Scope of application	(d)	Capital adequacy regulation of subsidiary entities	9

Table 2: Capital Structure	(b) to (d)	Capital structure	10

Table 3: Capital Adequacy	(b) to (f) (g)	Capital requirements Westpac’s capital adequacy ratios Capital adequacy ratios of major subsidiary banks	12 11 11

Table 4: Credit Risk - general disclosures	(b) (c) (d) (e) (f) (g) (h) (i)

Exposure at Default by major type

Exposure at Default by geography

Exposure at Default by industry classification

Exposure at Default by residual contractual maturity

Impaired and past due loans by industry classification

Impaired and past due loans by geography

Movement in provisions for impairment charges

Loan impairment provisions

Exposure at Default by measurement method

			21 26 23 27 29 30 31 20 22

Table 5: Credit Risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches	(b)	Portfolios subject to the standardised approach Property finance Project finance Equity exposures	32 33 34 34

Table 6: Credit Risk - disclosures for portfolios subject to IRB approaches	(d) (e) (f)

Corporate portfolio by external credit rating

Business lending portfolio by external credit rating

Sovereign portfolio by external credit rating

Bank portfolio by external credit rating

Residential mortgage portfolio by PD band

Australian credit cards portfolio by PD band

Other retail portfolio by PD band

Small business portfolio by PD band

Actual losses

Comparison of regulatory expected and actual loss rates

			35 36 37 38 39 40 41 42 43 44

Table 7: Credit Risk mitigation disclosures	(b) to (c)	Total exposures covered by collateral, credit derivatives and guarantees	46

Table 9: Securitisation disclosures	d) to (e) (f) (g) to (i) (h) (j)

Summary of assets securitised

Exposure at Default by exposure type

Exposure at Default by risk weight band

Securitisations subject to early amortisation treatment

Underlying exposures originated into securitisation schemes

New facilities provided to securitisation schemes

			53 50 51 52 54 52

Table 10: Market Risk – disclosures for ADIs using the standardised approach	(b)	Market Risk regulatory capital and risk weighted assets	56

Table 11: Market Risk – disclosures for ADIs using the internal models approach for trading portfolios	(d)	VaR by risk type	56

Table 13: Equities – disclosures for banking book positions	(b) to (c) (b) to (c) (d) to (e) (f)	Book value of listed equity exposures by industry classification Book value of unlisted equity exposures by industry classification Gains/losses Equity exposures	61 61 61 34

Table 14: Interest Rate Risk in the Banking Book	(b)	Effect of sudden upward and downward movement in interest rates	63

Appendix II

Capital deduction for shortfall in provisions for regulatory expected loss

Regulatory expected losses are only calculated for certain eligible portfolios. Therefore provisions associated with ineligible portfolios are excluded from the calculation of the capital deduction for the shortfall in provisions for regulatory expected losses.

Tax treatment

APS 111 Capital Adequacy does not allow tax benefits associated with credit losses to be recognised for capital adequacy purposes until they are realised. Deferred tax assets associated with impairment provisions are therefore treated as deductions from capital.

The following table shows how this deduction is calculated.

■     ‘Total provisions for impairment charges’ are those disclosed in the financial statements under A-IFRS;

■     ‘General reserve for credit losses adjustment’ is the amount of general reserves for credit losses that Westpac reports for regulatory purposes under APS 220 Credit Quality in addition to provisions assessed in accordance with A-IFRS;

■     ‘Ineligible provisions’ include all provisions associated with portfolios which are subject to the Basel standardised approach to credit risk and provisions relating to securitisation exposures; and

■     ‘Deferred tax assets’ are the amount of deferred tax assets associated with impairment provisions deducted from capital through the shortfall in provisions for regulatory expected loss deduction.

	31 March	30 September	31 March
$m	2011	2010	2010
Provisions associated with eligible portfolios
Total provisions for impairment charges[1]	4,968	5,054	5,273
plus General reserve for credit losses adjustment (net $11m of DTA)	26	-	-
less ineligible provisions[2] net of partial write-off	80	(24)	(1,845)
less certain deferred tax assets	(790)	(869)	(653)
Total eligible provisions	4,284	4,161	2,775
Regulatory expected losses[3]	6,268	5,973	3,579
Capital deduction for shortfall in provisions for regulatory expected loss	(1,984)	(1,812)	(804)

The capital deduction for the shortfall in provisions for regulatory expected losses is taken 50% from Tier 1 capital and 50% from Tier 2 capital.

[1]

Total impairment provisions of $5,054m are for the level 2 consolidated group. At 30 September 2010, an additional $7m of impairment provisions were held by level 3 subsidiaries, which are not recognised in this table. The total Westpac Group impairment provisions are $5,061m, as reported in the statutory accounts at 30 September 2010.

[2]

Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures. Partial write-offs are included as eligible provisions under APRA standards.

[3]	Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk.

Appendix III

The key features of Westpac’s qualifying Residual Tier 1 and Tier 2 capital instruments are summarised in this appendix.

Residual Tier 1 Capital Instruments

Trust Preferred Securities 2003 (TPS 2003)

Instrument	Trust Preferred Securities issued by Westpac Capital Trust III. The proceeds from the issue were ultimately invested in convertible debentures issued by Westpac New Zealand branch.

Face Value	USD 750 million

Listing	Not listed

Residual Tier 1 Classification	Innovative Residual Tier 1 Capital

Issue Date	13 August 2003

Distributions	Non-cumulative, subject to the satisfaction of certain distribution payment conditions including Westpac having sufficient distributable profits.

Distribution Rates	5.819% p.a. up to but excluding 30 September 2013; and US LIBOR + 2.05% p.a. from and including 30 September 2013.

Distribution Payments	Semi-annually in arrears (31 March & 30 September) up to and including 30 September 2013; and Quarterly in arrears (31 March, 30 June, 30 September & 31 December) from and including 31 December 2013.

Franked Distributions	No

Step-Up Date	30 September 2013

Distribution Rate after Step-Up Date	US LIBOR + 2.05% p.a. (including a one time step-up of 1%)

Holder Redemption Rights	None

Issuer Redemption Rights	Westpac may redeem TPS 2003 on or after 30 September 2013 or earlier upon the occurrence of certain specified circumstances with APRA’s prior written approval, if required.

Conversion into Preference Shares

TPS 2003 will automatically be redeemed for American Depository Receipts representing Westpac preference shares on 30 September 2053, or earlier in the event that a distribution is not made or in certain other specified circumstances.

Conversion into Ordinary Shares	No

Secured or Unsecured	Unsecured

Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.

Accounting Treatment	Equity - Non-controlling Interests

Trust Preferred Securities 2004 (TPS 2004)
Instrument	Trust Preferred Securities issued by Westpac Capital Trust IV. The proceeds from the issue were ultimately invested in convertible debentures issued by Westpac New Zealand branch.

Face Value	USD 525 million

Listing	Not listed

Residual Tier 1 Classification	Innovative Residual Tier 1 Capital

Issue Date	5 April 2004

Distributions	Non-cumulative, subject to certain distribution payment conditions including Westpac having sufficient distributable profits.

Distribution Rates	5.256% p.a. up to but excluding 31 March 2016; and US LIBOR + 1.7675% p.a. from and including 31 March 2016.

Distribution Payments	Semi-annually in arrears (31 March & 30 September) up to and including 31 March 2016; and Quarterly in arrears (31 March, 30 June, 30 September & 31 December) from and including 30 June 2016.

Franked Distributions	No

Step-Up Date	31 March 2016

Distribution Rate after Step-Up Date	US LIBOR + 1.7675% p.a. (including a one time step-up of 1%)

Holder Redemption Rights	None

Issuer Redemption Rights	Westpac may redeem TPS 2004 on or after 31 March 2016 or earlier upon the occurrence of certain specified circumstances with APRA’s prior written approval, if required.

Conversion into Preference Shares

TPS 2004 will automatically be redeemed for American Depository Receipts representing Westpac preference shares on 31 March 2053 or earlier in the event that a distribution is not made or in certain other specified circumstances.

Conversion into Ordinary Shares

If not redeemed prior to 31 March 2054, holders of outstanding Westpac preference shares have the right to convert the Westpac preference shares into a variable number of Westpac ordinary shares (subject to a conversion discount) on 31 March 2054.

Secured or Unsecured	Unsecured

Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.

Accounting Treatment	Liability - Loan Capital

Appendix III

Trust Preferred Securities 2006 (TPS 2006)

Instrument

Preferred units in the Westpac TPS Trust.
The Westpac TPS Trust is a registered managed investment scheme. Westpac RE Limited is the responsible entity of the Westpac TPS Trust and issuer of the Westpac TPS. The proceeds from the issue were invested in convertible notes issued by Westpac.

Face Value	AUD 763 million

Listing	Listed on ASX (WCTPA)

Residual Tier 1 Classification	Innovative Residual Tier 1 Capital

Issue Date	21 June 2006

Distributions	Non-cumulative, subject to certain distribution payment conditions including Westpac having sufficient distributable profits.

Distribution Rates	(90 day bank bill rate + 1.0% p.a.) x (1- tax rate) up to and including 30 June 2016; and (90 day bank bill rate + 2.0% p.a.) x (1- tax rate) from but excluding 30 June 2016.

Distribution Payments	Quarterly in arrears (31 March, 30 June, 30 September & 31 December)

Franked Distributions	Expected to be fully franked

Step-Up Date	30 June 2016

Distribution Rate after Step-Up Date	(90 day bank bill rate + 2.0% p.a.) x (1- tax rate), including a one time step-up of 1%.

Holder Redemption Rights	None

Issuer Redemption Rights	Westpac may redeem TPS 2006 on the step-up date or any distribution payment date thereafter or in certain specified circumstances with APRA’s prior written approval, if required.

Conversion into Preference Shares	TPS 2006 will automatically exchange into Westpac preference shares on 30 September 2055 or in certain specified circumstances.

Conversion into Ordinary Shares	Westpac may convert TPS 2006 into Westpac ordinary shares on the step-up date or any distribution payment date thereafter or in certain specified circumstances.

Secured or Unsecured	Unsecured

Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.

Accounting Treatment	Equity - Non-controlling Interests

Stapled Preferred Securities (SPS 2008)
Instrument	Stapled preferred securities each consisting of one preference share and one note issued by Westpac.

Face Value	AUD 1,036 million

Listing	Listed on ASX (WBCPA)

Residual Tier 1 Classification	Non-innovative Residual Tier 1 Capital

Issue Date	30 July 2008

Distributions	Non-cumulative, subject to certain distribution payment conditions including Westpac having sufficient distributable profits.

Distribution Rate	(90 day bank bill rate + 2.4% p.a.) x (1- tax rate)

Distribution Payments	Quarterly in arrears (31 March, 30 June, 30 September & 31 December)

Franked Distributions	Expected to be fully franked

Step-Up Date	None

Holder Redemption Rights	None

Issuer Redemption Rights	With APRA’s prior written approval in certain limited circumstances.

Conversion into Ordinary Shares	Mandatory conversion into Westpac ordinary shares on 26 September 2013 (subject to the satisfaction of the conversion conditions) or in certain other specified circumstances.

Secured or Unsecured	Unsecured

Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.

Accounting Treatment	Liability - Loan Capital

Appendix III

Stapled Preferred Securities II (SPS II 2009)

Instrument	Stapled preferred securities each consisting of one preference share and one note issued by Westpac.

Face Value	AUD 908 million

Listing	Listed on ASX (WBCPB)

Residual Tier 1 Classification	Non-innovative Residual Tier 1 Capital

Issue Date	31 March 2009

Distributions	Non-cumulative, subject to certain distribution payment conditions including Westpac having sufficient distributable profits.

Distribution Rate	(90 day bank bill rate + 3.8% p.a.) x (1- tax rate)

Distribution Payments	Quarterly in arrears (31 March, 30 June, 30 September & 31 December)

Franked Distributions	Expected to be fully franked

Step-Up Date	None

Holder Redemption Rights	None

Issuer Redemption Rights	With APRA’s prior written approval in certain limited circumstances.

Conversion into Ordinary Shares	Mandatory conversion into Westpac ordinary shares on 30 September 2014 (subject to the satisfaction of the conversion conditions) or in certain other specified circumstances.

Secured or Unsecured	Unsecured

Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.

Accounting Treatment	Liability - Loan Capital

Tier 2 Capital Instruments

Subordinated undated capital notes (Upper Tier 2 capital)

Issue date	Terms and conditions and main features

30 September 1986

USD 390 million. These notes have no final maturity but may, subject to the approval of APRA and subject to certain other conditions, be redeemed at par at the option of Westpac. The rights of the noteholders and couponholders are subordinated to the claims of all creditors (including depositors) of Westpac other than those creditors whose claims against Westpac are expressed to rank equally with or after the claims of the noteholders and couponholders. Interest is cumulative and is payable on the notes semi-annually, subject to Westpac being solvent immediately after making the payment and having paid any dividend on any class of share capital of Westpac within the prior 12 month period. The notes pay a floating rate of interest at a margin of 15 basis points above 6 month US LIBOR.

Subordinated notes (Lower Tier 2 capital)

Issue date	Terms and conditions and main features

15 December 2005	USD 75 million subordinated notes due 2015. The notes pay a fixed rate coupon of 5%.

20 October 2006	USD 300 million subordinated notes due 2016. The notes pay a floating rate coupon. They can be redeemed on 20 October 2011 or any quarterly interest payment date thereafter.

24 January 2007

AUD 1,000 million subordinated notes due 2017. $250 million of the notes pay a fixed rate coupon of 6.50% and the remaining $750 million pay a floating rate coupon. The notes can be redeemed on 24 January 2012, or any quarterly interest payment date thereafter. If the fixed rate notes are not called on 24 January 2012, they will continue until maturity on a floating rate.

25 May 2007

AUD 600 million subordinated notes due 2017. $150 million of the notes pay a fixed rate coupon of 6.75% and the remaining $450 million pay a floating rate coupon. The notes can be redeemed on 25 May 2012, or any quarterly interest payment date thereafter. If the fixed rate notes are not called on 25 May 2012, they will continue until maturity on a floating rate.

27 July 2007	USD 250 million subordinated notes due 2017. The notes pay a floating rate coupon. They can be redeemed on 27 July 2012, or any quarterly interest payment date thereafter.

21 May 2003	USD 350 million subordinated notes due 2018. The notes pay a fixed rate coupon of 4.625%.

28 October 2002

GBP 200 million subordinated notes due 2018. The notes pay a fixed rate coupon of 5.875%. The notes can be redeemed on 29 April 2013, or any quarterly interest payment date thereafter. If the notes are not called on 29 April 2013, they will continue until maturity on a floating rate.

9 April 2008

AUD 160 million subordinated notes due 2018. $125 million of the notes pay a fixed rate coupon of 9.25% and the remaining $35 million pay a floating rate coupon. The notes can be redeemed on 9 April 2013, or any quarterly interest payment date thereafter. If the fixed rate notes are not called on 9 April 2013, they will continue until maturity on a floating rate.

9 April 2008	AUD 500 million subordinated notes due 2018. The notes pay a floating rate coupon. They can be redeemed on 9 April 2013 or any quarterly interest payment date thereafter.

Appendix III

20 June 2007[1]	AUD 200 million subordinated notes due 2017. The notes pay a floating rate coupon. The notes can be redeemed on 20 June 2012, or any quarterly interest payment date thereafter.

9 May 2008[1]

AUD 625 million subordinated notes due 2018. The notes pay a fixed coupon of 10%. The notes can be redeemed on 9 May 2013, or any quarterly interest payment date thereafter. If the notes are not called on 9 May 2013, they will continue until maturity on a floating rate.

9 May 2008[1]	AUD 125 million subordinated notes due 2018. The notes pay a floating rate coupon. The notes can be redeemed on 9 May 2013, or any quarterly interest payment date thereafter.

26 July 2006[1]

AUD 225 million subordinated notes due 2016. The notes pay a fixed rate coupon of 6.5%. The notes can be redeemed on 26 July 2011, or any quarterly interest payment date thereafter. If the notes are not called on 26 July 2011, they will continue until maturity on a floating rate.

26 July 2006[1]	AUD 75 million subordinated notes due 2016. The notes pay a floating rate coupon. The notes can be redeemed on 26 July 2011, or any quarterly interest payment date thereafter.

16 Oct 2003[1]	USD 400 million subordinated notes due 2015. The notes pay a fixed rate coupon of 5.3%.

23 April 2007[1]

CAD 250 million subordinated notes due 2017.  The notes pay a fixed rate coupon of 4.65%. The notes can be redeemed on 23 April 2012, or any quarterly interest payment date thereafter. If the notes are not called on 23 April 2012, they will continue until maturity on a floating rate.

1 These were originated by the former St.George Bank.

Appendix IV

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI’s ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy at Level 1:

1925 (Commercial) Pty Limited	TBNZ Investments (UK) Limited
1925 (Industrial) Pty Limited	Teuton Pty Limited
Aotearoa Financial Services Limited	The Mortgage Company Pty Limited
Assirt Software Pty Limited	Value Nominees Pty Limited
Belliston Pty Limited	W1 Investments Pty Limited
Bill Acceptance Corporation Limited	Westpac Administration Pty Limited
Canberra Advance Property Limited	Westpac Americas Inc.
CBA Limited	Westpac Banking Corporation
Challenge Finance Pty Limited	Westpac Capital - NZ - Limited
Challenge Limited	Westpac Capital Corporation
Codrington Investments S.a.r.I	Westpac Capital Holdings Inc.
Enfield Downs Pty Limited	Westpac Capital Trust III
Infrastructure Australia (No.3) Limited	Westpac Capital Trust IV
Infrastructure Australia (No.4) Limited	Westpac Debt Securities Pty Limited
Mortgage Management Limited	Westpac Delta LLC
Nationwide Management Pty Limited	Westpac Direct Equity Investments Pty Limited
Oakjet Pty Limited	Westpac Equipment Finance (No.1) Pty Limited
Packaging Properties 1 Pty Limited	Westpac Equipment Finance Limited
Packaging Properties 2 Pty Limited	Westpac Equity Investments NZ Limited
Packaging Properties 3 Pty Limited	Westpac Finance (HK) Limited
Partnership Pacific Limited	Westpac Financial Holdings Pty Limited
Partnership Pacific Securities Limited	Westpac Funding Holdings Pty Limited
Pashley Investments Pty Limited	Westpac Group Investment NZ Limited
RESI-Statewide Mortgage Corporation Pty Limited	Westpac Group Investments Australia Pty Limited
Sallmoor Pty Limited	Westpac Holdings - NZ - Limited
Sixty Martin Place (Holdings) Pty Limited	Westpac Investment Capital Corporation
Southern Cross Inc.	Westpac Investment Vehicle No.2 Pty Limited
St.George APL Pty Limited	Westpac Investment Vehicle Pty Limited
St.George Business Finance Pty Limited	Westpac Investments U.K. Limited
St.George Custodial Pty Limited	Westpac Leasing Nominees Vic Pty Limited
St.George Equity Finance Limited	Westpac Matching Gifts Limited
St.George Finance Holdings Limited	Westpac New Zealand Group Limited
St.George Finance Limited	Westpac Overseas Holdings No. 2 Pty Limited
St.George Finance Services Limited	Westpac Overseas Holdings Pty Limited
St.George Financial Investments 1 Pty Limited	Westpac Properties Limited
St.George Group Holdings Pty Limited	Westpac Securities Inc.
St.George Procurement Management Pty Limited	Westpac Securitisation Holdings Pty Limited
St.George Security Holdings Pty Limited	Westpac Structured Products Limited
St.George Wealth Management Pty Limited	Westpac Unit Trust
St.George Wel Pty Limited	Westpac USA Inc.
Tavarua Funding Trust III	WFAL No. 1 Loan Trust

Appendix IV

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited	Series 2008 - 1M WST Trust
A.G.C. (Pacific) Limited	Series 2009 – 1 WST Trust
Altitude Administration Pty Limited	St.George Motor Finance Limited
Altitude Rewards Pty Limited	St.George New Zealand Limited
Ascalon Funds Seed Pool Trust	Tasman LLC
Athena Finance Pty Limited	Tasman Pacific Investments Pty Limited
Australian Loan Processing Security Company Pty Limited	The Home Mortgage Company Limited
Australian Loan Processing Security Trust	The Warehouse Financial Services Limited
Autodirect Pty Limited	Westpac Altitude Rewards Trust
Beech Trust	Westpac Asian Lending Pty Limited
BLE Capital Investments Pty Limited	Westpac Asset Services Pty Limited
BLE Capital Limited	Westpac Bank of Tonga
BLE Development Pty Limited	Westpac Bank PNG Limited
BLE Holdings Pty Limited	Westpac Bank Samoa Limited
BT (Queensland) Pty Limited	Westpac Equity Holdings Pty Limited
BT Australia Pty Limited	Westpac Europe Limited
BT Financial Group (NZ) Limited	Westpac Financial Consultants Limited
BT Financial Group Pty Limited	Westpac Financial Services Group Limited
BT Securities Limited	Westpac Financial Services Group - NZ Limited
Castlereagh Trust	Westpac Investment Vehicle No. 3 Pty Limited
Danaby Pty Limited	Westpac Investment Vehicle No. 4 Pty Limited
G.C.L. Investments Pty Limited	Westpac New Zealand Limited
General Credits Holdings Pty Limited	Westpac (NZ) Investments Limited
General Credits Pty Limited	Westpac NZ Operations Limited
Halcyon Securities Limited	Westpac NZ Securitisation Holdings Limited
Hastings Group Pty Limited	Westpac NZ Securitisation Limited
Hastings Management Pty Limited	Westpac Pacific Limited Partnership
Hickory Trust	Westpac Private Equity Pty Limited
Net Nominees Limited	Westpac Securities Limited
Number 120 Limited	Westpac Securities NZ Limited
Qvalent Pty Limited	Westpac Singapore Limited
RAMS Financial Group Pty Limited	Westpac Syndications Management Pty Limited
RMS Warehouse Trust 2007-1	Westpac TPS Trust

Appendix IV

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

A.F.G. Insurances Limited	Hastings Forestry Investments Limited
Advance Asset Management Limited	Hastings Forests Australia Pty Limited
Ascalon Capital Managers Limited	Hastings Funds Management (UK) Limited
Asgard Capital Management Limited	Hastings Funds Management (USA) Inc
Asgard Wealth Solutions Limited	Hastings Funds Management Limited
Australian Infrastructure Fund International 1 Pty Limited	Hastings Investment LLC
BT Funds Management (NZ) Limited	Hastings Investment Capital, LP
BT Funds Management Limited	Hastings Private Equity Fund IIA Pty Limited
BT Funds Management No. 2 Limited	Hastings Private Equity Fund IIB Pty Limited
BT Investment Management (RE) Limited	Hitton Pty Limited
BT Investment Management Limited	HLT Custodian Trust
BT Investment Management No. 2 Limited	Magnitude Group Pty Limited
BT Life Limited	MIF Custodian Trust
BT Portfolio Services Limited	Oniston Pty Limited
Crusade ABS Series 2008-1	Orion Trust
Crusade ABS Series 2008-2	Pact Accountants Investment Group Pty Limited
Crusade CP Management Pty. Limited	Phoenix Trust
Crusade CP No. 1 Pty Limited	Real Estate Investment Trust B
Crusade CP Trust No. 41	Securitor Financial Group Limited
Crusade CP Trust No. 44	Series 2002 - 1G WST Trust
Crusade CP Trust No. 48	Series 2005 - 1G WST Trust
Crusade CP Trust No. 49	Series 2007 - 1G WST Trust
Crusade CP Trust No. 50	St.George Insurance Australia Pty Limited
Crusade CP Trust No. 52	St.George Life Limited
Crusade CP Trust No. 53	Sydney Capital Corp Inc
Crusade CP Trust No. 54	TIF International 1 Pty Limited
Crusade CP Trust No. 55	TPC Services Australia Pty Limited
Crusade CP Trust No. 56	Waratah Receivables Corp Pty Limited
Crusade CP Trust No. 57	Westpac Cook Cove Trust I
Crusade CP Trust No. 58	Westpac Cook Cove Trust II
Crusade CP Trust No. 60	Westpac Custodian Nominees Limited
Crusade Euro Trust 1E of 2004	Westpac Equity Pty Limited
Crusade Euro Trust 1E of 2006	Westpac Financial Services Limited
Crusade Euro Trust 1E of 2007	Westpac Funds Financing HoldCo Pty Limited
Crusade Global Trust 1 of 2003	Westpac Funds Financing Pty Limited
Crusade Global Trust 1 of 2004	Westpac General Insurance Limited
Crusade Global Trust 1 of 2005	Westpac General Insurance Services Limited
Crusade Global Trust 1 of 2006	Westpac Lenders Mortgage Insurance Limited
Crusade Global Trust 1 of 2007	Westpac Life Insurance Services Limited
Crusade Global Trust 2 of 2003	Westpac Life NZ Limited
Crusade Global Trust 2 of 2004	Westpac Nominees NZ Limited
Crusade Global Trust 2 of 2005	Westpac RE Limited
Crusade Global Trust 2 of 2006	Westpac Residential Real Estate Investment Trust I
Crusade Management Limited	Westpac Residential Real Estate Investment Trust II
Crusade Trust 1A of 2005	Westpac Residential Property Trust
Crusade Trust 2P of 2008	Westpac Securities Administration Limited
FAI No.2 Trust	Westpac Securitisation Management Pty Limited
First Residential Property Trust	Westpac Superannuation Nominees NZ Limited
Gemini Trust	WST Funding Trust New Zealand
Hastings Advisers LLC	WST Funding Trust New Zealand – NZ Branch

Glossary

Term	Description

Actual losses	Represent write-offs direct and write-offs from provisions after adjusting for recoveries.

Advanced measurement approach (AMA)	The capital requirement using the AMA is based on a bank’s internal operational risk systems, which must both measure and manage operational risk.

Australian and New Zealand Standard Industrial Classification (ANZSIC)	A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses.

Authorised deposit-taking institution (ADI)	ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia.

Default

A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place:

■      the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and

■      the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings.

Double default rules

Double default rules refers to the rules governing the circumstances when capital can be reduced because a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default.

Exposure at default (EAD)

EAD represents an estimate of the amount of committed exposure expected to be drawn by the customer at the time of default. To calculate EAD, historical data is analysed to determine what proportion of undrawn commitments are ultimately utilized by customers who end up in default. The proportion of undrawn commitments ultimately utilized is termed the Credit Conversion Factor (CCF). EAD thus consists of initial outstanding balances, plus the undrawn commitments multiplied by the CCF. For transaction-managed accounts, the CCF is currently conservatively set at 100%. For program-managed accounts, the CCF varies depending upon historical experience.

Extended licensed entity (ELE)	An Extended Licensed Entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity.

External Credit Assessment Institution (ECAI)

ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions’ rated credit exposures (including securitisation exposures).

Facilities 90 days or more past due date but well secured

Includes facilities where:

■      contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

■      an order has been sought for the customer’s bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and

■      the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

Geography	Geographic segmentation of exposures is based on the location of the office in which these items were booked.

Impaired assets

Includes exposures that have deteriorated to the point where Westpac assesses that full collection of interest and principal is in doubt, based on a conservative assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

■      facilities 90 days or more past due, and not well secured – exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

■      non-accrual assets – exposures with individually assessed impairment provisions held against them, excluding restructured loans;

■      restructured assets – exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

■      other assets acquired through security enforcement (includes other real estate owned) – includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

■      any other assets where the full collection of interest and principal is in doubt.

Industry

Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down.

Interest rate risk in the banking book (IRRBB)

The majority of Westpac’s balance sheet is accrual accounted (i.e. non-traded), referred to as the banking book. Cash flow mismatches exist within the banking book due to structural reasons (e.g. shareholder capital and low/non-interest bearing deposits) and risk positioning. The net interest income at risk that results from the banking book cash flow mismatches is hedged by Group Treasury under MARCO delegation and within Board approved limits. The economic value (present value) of the banking book is also exposed to a change in interest rates. Although the banking book is accrual accounted and economic value changes do not flow instantly to the profit and loss, if the balance sheet is severely stressed at a time of adverse interest rate market changes, any economic value losses may be forced to the profit and loss, therefore eroding part of the bank’s capital base. APRA is defining IRRBB as the capital required to protect from such a scenario.

Glossary

Internal assessment approach (IAA)

Basel II provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The internal assessment approach, a more complex approach, and subject to approval from APRA for use, may be used when there is an inability to use either the Ratings-Based Approach (no external rating available) or the supervisory formula approach.

Internal Ratings-Based Approach (IRB & Advanced IRB)

These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters.

International Financial Reporting Standards (IFRS)	A set of international reporting standards and interpretations issued by the International Accounting Standards Board, which have been adopted by Westpac.

London Inter-Bank Offered Rate (LIBOR)	The rate of interest at which banks borrow funds from each other, in marketable size, in the London inter-bank market and forms a widely used reference rate for short term interest rates.

Loss given default (LGD)

The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure.

Maturity	The maturity date used is drawn from the contractual maturity date of the customer loans.

Monte Carlo simulation	A method of random sampling to achieve numerical solutions to mathematical problems.

Net interest income at risk (NaR)	BRMC-approved limit expressed as a deviation from benchmark hedge level over a 1-year time frame, at a 99% confidence level.

Off-balance sheet exposure

Credit exposures arising from facilities that are not recorded on Westpac’s balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac’s derivative products are included in off-balance sheet exposure.

On balance sheet exposure	Credit exposures arising from facilities that are recorded on Westpac’s balance sheet (under accounting methodology).

Probability of default (PD)	Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year.

Ratings-Based Approach (RBA)

Basel II provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The Ratings-Based Approach relies on the number of assets in the transaction and the external credit rating of the tranche to determining a regulatory risk-weight.

Regulatory expected loss (EL)

For regulatory purposes EL is defined as:

■      for non-defaulted exposures, the product of PD, LGD and EAD; and

■      for defaulted exposures, the best estimate of expected loss for that exposure. It is equivalent to provisions for impaired assets and represents charges already realised through Westpac’s earnings.

Regulatory EL is not calculated for Standardised portfolios and is based on mandated risk-weights for Specialised Lending portfolios. Regulatory EL should not be interpreted as an estimate of long-run expected loss because the LGDs used in all regulatory calculations are calibrated to reflect stressed economic conditions rather than long run averages.

Risk weighted assets (RWA)

Assets (both on and off-balance sheet) of the Bank are assigned within a certain category and amounts included in these categories are multiplied by a risk weighting. The resulting weighted values are added together to arrive at total risk weighted assets.

Stress testing	Testing of the impact of extreme market movements on the value of a portfolio.

Substitution Approach

Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD.

Supervisory formula (SF)

Basel II provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The supervisory formula is used when the Ratings-Based Approach is unable to be used.

Tier 1 capital	Comprises the capital elements that fully satisfy all of APRA’s essential criteria. The key components of the gross Tier 1 capital are shareholders’ funds and hybrid equity.

Tier 2 capital	Includes other elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a going concern.

Trading book

Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Group Treasury are responsible for managing market risk arising from Westpac’s trading activity.

Value at risk (VaR)

VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

Disclosure Regarding Forward-looking Statements

This report contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts, and appear in a number of places in this Pillar 3 Report. We use words such as ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘will’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us and are subject to risks and uncertainty which are, in many instances, beyond our control. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those Westpac expects, depending on the outcome of various factors, including, but not limited to those described in the sections entitled “Reading this report” and “Risk and risk management” in Westpac’s most recent annual report available at www.westpac.com.au/investorcentre. Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

Currency of presentation and certain definitions

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.